Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
SECOND QUARTER 2007
(Dollars in millions, except per share amounts, unless otherwise stated)

The following supplemental information should be read in connection with SLM Corporation’s (the “Company’s”) press release of second quarter 2007 earnings, dated July 17, 2007.

This Supplemental Financial Information release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (see “RECENT DEVELOPMENTS” that describes the definitive agreement (“Merger Agreement”) for an investor group (“Investor Group”) led by J.C. Flowers & Co. (“J.C. Flowers”) to acquire the Company (“the Merger”)); the outcome of any legal proceedings that may be instituted against us and others relating to the Merger Agreement; the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger; the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; the effect of the announcement of the Merger on our customer relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”) or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to SLM Corporation, more commonly known as Sallie Mae, and its subsidiaries (collectively, “the Company”). In addition, a larger than expected increase in third party consolidations of our FFELP loans could materially adversely affect our results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; a significant decrease in our common stock price, which may result in counterparties terminating equity forward positions with us, which, in turn, could have a materially dilutive effect on our common stock; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services.

Definitions for capitalized terms in this document can be found in the Company’s 2006 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2007.

Certain reclassifications have been made to the balances as of and for the quarter and six months ended June 30, 2006, to be consistent with classifications adopted for the quarter ended June 30, 2007.

Comments on Second Quarter “Core Earnings” Results:

Our “Core Earnings” diluted earnings per common share of $.43 for the second quarter fell short of our goals. Expenses related to the sale of the Company reduced diluted earnings per common share by approximately $.08 per share. The remainder of the shortfall was driven almost entirely by loan losses in our Private Education Loan portfolio. Net charge-offs totaled $108 million or 3.5 percent of our loans in repayment on an annual basis. As a result, the Company booked a provision for Private Education Loan losses of $234 million, nearly $150 million of which will build our reserve to cover an expected run rate in our net charge-offs of 2.5 percent to 3.0 percent over the next several years. Our reserve currently stands at $611 million — an amount equivalent to approximately 5 percent of our loans in repayment, which we expect to be sufficient for expected future charge-offs.

For the last several years, we have experienced historic low levels of charge-offs that were below 2 percent. During the latter half of 2006, we disclosed to our shareholders that we believed that, as our portfolio seasoned, our charge-offs would rise toward 2.5 percent, a level consistent with our underwriting models. However, our actual charge-offs have been above this rate due in part to operational challenges including moving our primary pre-default collection facility from Nevada to Indiana in late 2006. We have aggressively addressed these issues in the last six months and believe that we are resolving them. We have witnessed improvement in delinquencies for the last two quarters. We therefore expect charge-offs to decline and ultimately settle below 3 percent.

These issues overshadowed our strong loan origination performance, the key to future earnings growth. Our Preferred Channel Originations grew a solid 13 percent in the quarter compared to the year-ago quarter. Our internal brands grew nearly 40 percent compared to the year-ago quarter and accounted for more than two-thirds of our loan originations. Our direct-to-consumer private loans grew 83 percent in the quarter. Private Education Loan originations in the important undergraduate segment of traditional colleges and universities grew a strong 10 percent. Growth in Grad PLUS loans more than offset the decline we witnessed in our graduate Private Education Loan business. This strong performance was instrumental in driving our Managed asset growth of 18 percent year-over-year.

Our second quarter performance played out against the backdrop of political debates in Washington about the federal student loan program. Sallie Mae supports efforts underway in Congress that would increase college access for needy students, such as increased Pell Grant funding. However, we do not support the size of the subsidy cuts to the student loan program contained in various legislative proposals, including HR 2669 which passed the U.S. House of Representatives on July 11. Rather than help low and middle-income students reach college, we believe cuts of this magnitude will raise costs for middle class students and families, reduce services available to them, and limit their choice of lenders.

Despite the sensational headlines surrounding the student loan industry this year, we continue to increase our support for students and families on campuses across the nation for the academic year that just began. Stafford loan limit increases for freshmen and sophomores went into effect just three weeks ago and will support our Managed asset growth for the remainder of the year.

As we have stated earlier, growth in our student loan collection business will be pressured this year by legislation passed in 2006. However, the inventory of third-party defaulted student loans that our contingent collection centers are working on is up over 20 percent from a year-ago, which bodes very well for future revenue growth.

We have been through a challenging time for our industry. We are proud that Sallie Mae’s business practices held up very well under intense scrutiny.

RESULTS OF OPERATIONS

The following table presents the statements of income for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, and for the six months ended June 30, 2007 and 2006.

Statements of Income

	Quarters ended			Six Months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
FFELP Stafford and Other Student Loans	$511	$451	$337	$962	$635
FFELP Consolidation Loans	1,087	1,015	841	2,102	1,663
Private Education Loans	329	338	234	668	475
Other loans	27	28	24	54	47
Cash and investments	142	114	125	256	221

Total interest income	2,096	1,946	1,561	4,042	3,041
Total interest expense	1,697	1,532	1,204	3,229	2,296

Net interest income	399	414	357	813	745
Less: provisions for losses	148	150	68	299	128

Net interest income after provisions for losses	251	264	289	514	617

Other income:
Gains on student loan securitizations	—	367	671	367	701
Servicing and securitization revenue	133	252	83	385	182
Losses on securities, net	(11)	(31)	(8)	(42)	(12)
Gains (losses) on derivative and hedging activities, net	822	(357)	123	465	36
Guarantor servicing fees	30	39	33	70	60
Debt management fees	80	87	90	166	182
Collections revenue	77	66	67	143	124
Other	89	96	75	186	147

Total other income	1,220	519	1,134	1,740	1,420
Operating expenses	399	356	316	755	640

Income before income taxes and minority interest in net earnings of subsidiaries	1,072	427	1,107	1,499	1,397
Income taxes(1)	105	310	382	415	519

Income before minority interest in net earnings of subsidiaries	967	117	725	1,084	878
Minority interest in net earnings of subsidiaries	1	1	1	2	3

Net income	966	116	724	1,082	875

Preferred stock dividends	9	9	9	18	17

Net income attributable to common stock	$957	$107	$715	$1,064	$858

Diluted earnings per common share(2)	$1.03	$.26	$1.52	$1.82	$1.96

(1)  Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

(2) Impact of Co-Cos on diluted earnings per common share	$(.03)	$—	(A)	$(.08)	$(.05)	$(.07)

(A)  There is no impact on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended June 30, 2007 Compared to Three Months Ended March 31, 2007

For the three months ended June 30, 2007, net income was $966 million ($1.03 diluted earnings per share), an increase of $850 million from the $116 million in net income ($.26 diluted earnings per share) for the three months ended March 31, 2007. On a pre-tax basis, second quarter 2007 net income of $1.1 billion was a $645 million increase over the $427 million in pre-tax income earned in the first quarter of 2007. The larger percentage increase in quarter-over-quarter, after-tax net income versus pre-tax net income is driven by the permanent tax impact of excluding non-taxable gains and losses on equity forward contracts in the Company’s stock from taxable income. Under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these gains and losses are not recognized on a tax basis. In the second quarter of 2007, an increase in the Company’s stock price resulted in an unrealized gain on our outstanding equity forward contracts of $796 million, versus an unrealized loss of $412 million in the first quarter of 2007. Excluding these gains and losses from taxable income reduced the effective tax rate from 73 percent in the first quarter of 2007 to 10 percent in the second quarter of 2007. In addition, these unrealized gains on our dilutive equity forward contracts are reversed in the calculation of GAAP diluted earnings per share, resulting in a $1.21 reduction in the second quarter of 2007 diluted earnings per share.

The increase in the pre-tax results of the second quarter of 2007 versus the first quarter of 2007 is primarily due to a $1.2 billion increase in the net gains (losses) on derivative and hedging activities. The increase in net gains and losses on derivative and hedging activities is primarily due to the second quarter 2007 unrealized gain on equity forward contracts, as discussed above.

These gains were partially offset by a decrease in securitization gains of $367 million in the second quarter of 2007, as we had no off-balance sheet securitizations during the period, versus one Private Education Loan securitization in the first quarter of 2007, which had a pre-tax securitization gain of $367 million. Also, in the second quarter of 2007, our servicing and securitization revenue decreased by $119 million from $252 million in the first quarter of 2007 to $133 million for the second quarter of 2007. This is primarily due to a second quarter decrease of $22 million versus a first quarter increase of $79 million in the unrealized fair value adjustment to our Residual Interests that we account for under SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” (adopted in the first quarter of 2007) whereby we carry the Residual Interest at fair value and record changes to fair value through earnings. Also contributing to the decrease was a $24 million increase in impairment losses to our Retained Interests.

Net interest income after provisions for loan losses decreased by $13 million versus the first quarter. The decrease is primarily due to the $15 million decrease in net interest income, offset by a $2 million decrease in the provisions for losses. The decrease in net interest income is primarily due to $14 million in interim financing costs (commitment and liquidity fees) associated with the Merger (see “RECENT DEVELOPMENTS — Merger-Related Developments — Financing Considerations Related to the Transaction”) and to a decrease in the student loan spread (see “NET INTEREST INCOME — Student Loan Spread”). Offsetting these decreases was an increase of $9.2 billion in the average balance of on-balance sheet interest earning assets.

Operating expenses for the second quarter of 2007 include $37 million in other Merger-related costs.

In the second quarter of 2007, our Managed student loan portfolio grew by $3.2 billion or 2 percent over the first quarter and totaled $153.2 billion at June 30, 2007. During the second quarter, we acquired $8.4 billion in student loans, including $1.7 billion in Private Education Loans. In the first quarter of 2007, we acquired $12.5 billion in student loans, including $2.4 billion in Private Education Loans. In the second quarter of 2007, we originated $3.6 billion of student loans through our Preferred Channel compared to $8.0 billion originated in the first quarter of 2007. Within our second quarter Preferred Channel Originations, $2.4 billion or 68 percent were originated under Sallie Mae owned brands, compared to 60 percent in the prior quarter. The quarter-over-quarter decrease in acquisitions and Preferred Channel Originations was due to the seasonality of student lending.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

For the three months ended June 30, 2007, net income of $966 million ($1.03 diluted earnings per share) was an increase of $242 million from net income of $724 million ($1.52 diluted earnings per share) for the three months ended June 30, 2006. Second quarter 2007 pre-tax income was $1.1 billion versus $1.1 billion earned in the second quarter of 2006. The increase in current quarter over year-ago quarter, after-tax net income versus no change in the pre-tax net income is driven by fluctuations in the unrealized gains and losses on equity forward contracts as described above. Excluding the unrealized gain on equity forward contracts of $796 million in the second quarter of 2007 and $39 million in the second quarter of 2006, taxable income reduced the effective tax rate from 35 percent in the second quarter of 2006 to 10 percent in the second quarter of 2007.

The year-over-year increase of $699 million in net gains on derivative and hedging activities is primarily due to the $757 million increase in the unrealized gains on equity forward contracts as discussed above, partially offset by negative impact from basis swaps which fluctuated from an unrealized gain of $14 million in the second quarter of 2006 to an unrealized loss of $38 million in the second quarter of 2007.

Offsetting the gains discussed above, was a decrease in securitization gains of $671 million in the second quarter of 2007 versus the year-ago quarter. In the second quarter of 2007, we did not complete an off-balance sheet securitization and as a result we did not recognize any securitization gains. In the year-ago quarter, we recognized pre-tax securitization gains of $671 million, which were primarily caused by a pre-tax gain of $648 million from two Private Education Loan securitizations.

In the second quarter of 2007, servicing and securitization income was $133 million, a $50 million increase over the year-ago quarter. This increase can primarily be attributed to $56 million decrease in impairments to our Retained Interests.

Net interest income after provisions for loan losses decreased by $38 million versus the second quarter of 2006. The decrease is due to the year-over-year increase in the provision for Private Education Loan losses of $80 million, which offset the year-over-year $42 million increase in net interest income. The increase in the provision predominantly reflects a further seasoning and mix of the portfolio and an increase in delinquencies and charge-offs related in part to operational challenges encountered from a call center move. These same factors affecting the provision, also have a direct impact on the student loan spread due to the related increase in our estimate of uncollectible accrued interest income. The increase in net interest income is due to a $29 billion increase in the average balance of on-balance sheet interest earning assets, which was partially offset by a 25 basis point decrease in the net interest margin. The year-over-year decrease in the net interest margin is primarily due to incurring $14 million in interim financing costs (commitment and liquidity fees) related to the Merger and a decrease in the student loan spread.

In the second quarter of 2007, fee and other income and collections revenue totaled $276 million, an increase of 4 percent over the year-ago quarter. This increase was primarily driven by revenue from Upromise, acquired in August 2006.

Our Managed student loan portfolio grew by $23.1 billion (or 18 percent), from $130.1 billion at June 30, 2006 to $153.2 billion at June 30, 2007. In the second quarter of 2007, we acquired $8.4 billion of student loans, a 6 percent increase over the $7.9 billion acquired in the year-ago period. The second quarter 2007 acquisitions included $1.7 billion in Private Education Loans, unchanged from the year-ago period. In the quarter ended June 30, 2007, we originated $3.6 billion of student loans through our Preferred Channel, an increase of 13 percent over the $3.2 billion originated in the year-ago quarter.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

For the six months ended June 30, 2007, our net income increased by 24 percent to $1.1 billion ($1.82 diluted earnings per share) from net income of $875 million ($1.96 diluted earnings per share) in 2006. Pre-tax income for the six months ended June 30, 2007 increased by 7 percent to $1.5 billion versus $1.4 billion in the first six months of 2006. The larger percentage increase in year-over-year after-tax net income versus pre-tax income is driven by the permanent tax impact of excluding $384 million in unrealized equity forward gains in the six months ended June 30, 2007, versus excluding $83 million in unrealized equity forward losses in the six months ended June 30, 2006. The net effect from excluding non-taxable gains and losses on equity forward contracts from taxable income was a decrease in the effective tax rate from 37 percent in the six months ended June 30, 2006 to 28 percent in the six months ended June 30, 2007.

The $429 million increase in the gain on derivative and hedging activities primarily relates to unrealized and realized gains and losses on derivatives that do not receive hedge accounting treatment. This increase is primarily due to the increase in unrealized gains of $467 million on our equity forward contracts as discussed above.

In the first half of 2007, servicing and securitization income was $385 million, a $203 million increase over the six months ended June 30, 2006. This increase can primarily be attributed to a year-over-year decrease of $97 million in impairments to our Retained Interests. The remaining increase in securitization revenue is due to the increase of higher yielding Private Education Loan Residual Interests, and the adoption of SFAS No. 155 in the first quarter of 2007. Under SFAS No. 155, the Company has elected to recognize the unrealized fair value adjustment to our Residual Interests in earnings, related to securitizations that settled in 2007.

Securitization gains decreased by $334 million in the six months ended June 30, 2007. The securitization gains in the first half of 2007 were the result of one Private Education Loan securitization, which had a pre-tax gain of $367 million or 18.4 percent of the amount securitized. In the year-ago period, there were two Private Education Loan securitizations that had a pre-tax gain of $648 million or 16.2 percent of the amount securitized.

Net interest income after provisions for loan losses decreased by $103 million versus the six months ended June 30, 2006. The decrease is due to the year-over-year increase in the provision for Private Education Loan losses of $171 million, which offset the year-over-year $68 million increase in net interest income. The increase in the provision predominantly reflects a further seasoning and mix of the portfolio and an increase in delinquencies and charge-offs related in part to operational challenges encountered from a call center move. These same factors affecting the provision, also have a direct impact on the student loan spread due to the related increase in our estimate of uncollectible accrued interest income. The increase in net interest income is due to a $25 billion increase in the average balance of on-balance sheet interest earning assets, which was partially offset by a 23 basis point decrease in the net interest margin. The year-over-year decrease in the net interest margin is primarily due to incurring $14 million in interim financing costs (commitment and liquidity fees) related to the Merger and a decrease in the student loan spread.

Our Managed student loan portfolio grew by $23.1 billion, from $130.1 billion at June 30, 2006 to $153.2 billion at June 30, 2007. This growth was fueled by the acquisition of $20.9 billion of student loans, including $4.1 billion in Private Education Loans, in the six months ended June 30, 2007, a 27 percent increase over the $16.5 billion acquired in the year-ago period, of which $3.6 billion were Private Education Loans. In the six months ended June 30, 2007, we originated $11.6 billion of student loans through our Preferred Channel, an increase of 7 percent over the $10.8 billion originated in the year-ago period.

NET INTEREST INCOME

Average Balance Sheets

The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended
	June 30,		March 31,		June 30,
	2007		2007		2006
	Balance	Rate	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$30,794	6.66%	$26,885	6.80%	$20,562	6.58%
FFELP Consolidation Loans	67,154	6.49	63,260	6.51	52,201	6.47
Private Education Loans	10,917	12.10	11,354	12.09	7,961	11.77
Other loans	1,259	8.43	1,365	8.31	1,090	8.72
Cash and investments	9,930	5.72	7,958	5.81	8,867	5.67

Total interest earning assets	120,054	7.00%	110,822	7.12%	90,681	6.91%

Non-interest earning assets	9,804		9,095		8,648

Total assets	$129,858		$119,917		$99,329

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$5,215	6.75%	$3,220	5.89%	$4,393	5.07%
Long-term borrowings	115,388	5.59	107,950	5.58	87,364	5.27

Total interest bearing liabilities	120,603	5.64%	111,170	5.59%	91,757	5.26%

Non-interest bearing liabilities	4,105		4,483		3,501
Stockholders’ equity	5,150		4,264		4,071

Total liabilities and stockholders’ equity	$129,858		$119,917		$99,329

Net interest margin		1.33%		1.51%		1.58%

	Six months ended
	June 30,		June 30,
	2007		2006
	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$28,851	6.72%	$20,045	6.39%
FFELP Consolidation Loans	65,218	6.50	53,251	6.30
Private Education Loans	11,134	12.09	8,485	11.29
Other loans	1,312	8.37	1,131	8.42
Cash and investments	8,949	5.76	7,959	5.61

Total interest earning assets	115,464	7.06%	90,871	6.75%

Non-interest earning assets	9,451		8,307

Total assets	$124,915		$99,178

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$4,223	6.42%	$4,284	4.93%
Long-term borrowings	111,689	5.59	87,346	5.06

Total interest bearing liabilities	115,912	5.62%	91,630	5.05%

Non-interest bearing liabilities	4,294		3,600
Stockholders’ equity	4,709		3,948

Total liabilities and stockholders’ equity	$124,915		$99,178

Net interest margin		1.42%		1.65%

The decrease in the net interest margin for the three months ended June 30, 2007 versus both the year-ago quarter and the preceding quarter, was primarily due to fluctuations in the student loan spread as discussed under “Student Loans — Student Loan Spread — Student Loan Spread Analysis — On-Balance Sheet.”

Student Loans

For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The unamortized and unaccreted portion of the premiums and discounts, respectively, is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through Borrower Benefits programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread

An important performance measure closely monitored by management is the student loan spread. The student loan spread is the difference between the income earned on the student loan assets and the interest paid on the debt funding those assets. A number of factors can affect the overall student loan spread such as:

•	the mix of student loans in the portfolio, with FFELP Consolidation Loans having the lowest spread and Private Education Loans having the highest spread;

•	the premiums paid, borrower fees charged and capitalized costs incurred to acquire student loans which impact the spread through subsequent amortization;

•	the type and level of Borrower Benefits programs for which the student loans are eligible;

•	the level of Floor Income and, when considering the “Core Earnings” spread, the amount of Floor Income-eligible loans that have been hedged through Floor Income Contracts; and

•	funding and hedging costs.

The student loan spread is highly susceptible to liquidity, funding and interest rate risk. These risks are discussed separately in our 2006 Annual Report on Form 10-K at “LIQUIDITY AND CAPITAL RESOURCES” and in the “RISK FACTORS” discussion.

Effects of Floor Income and Derivative Accounting

In low interest rate environments, one of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. Short-term interest rates have increased to a level that significantly reduced the level of gross Floor Income earned in the periods presented. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for hedge accounting treatment and as a result the payments on the Floor Income Contracts are included on the income statement with “gains (losses) on derivative and hedging activities, net” rather than in student loan interest income.

In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and likewise, net settlements are required to be accounted for in the “gains (losses) on derivative and hedging activities, net” line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the table below.

Wholesale Consolidation Loans

In the second half of 2006, we implemented a loan acquisition strategy under which we began purchasing FFELP Consolidation Loans outside of our normal origination channels, primarily via the spot market. We refer to this new loan acquisition strategy as our Wholesale Consolidation Channel. FFELP Consolidation Loans acquired through this channel are considered incremental volume to our core acquisition channels, which are focused on the retail marketplace with an emphasis on our internal brand strategy. Wholesale Consolidation Loans generally command significantly higher premiums than our originated FFELP Consolidation Loans, and as a result, Wholesale Consolidation Loans have lower spreads. Since Wholesale Consolidation Loans are acquired outside of our core loan acquisition channels and have different yields and return expectations than the rest of our FFELP Consolidation Loan portfolio, we have excluded the impact of the Wholesale Consolidation Loan volume from the student loan spread analysis to provide more meaningful period-over-period comparisons on the performance of our student loan portfolio.

Student Loan Spread Analysis — On-Balance Sheet

The following table analyzes the reported earnings from student loans on-balance sheet. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see “LENDING BUSINESS SEGMENT — Student Loan Spread Analysis — ‘Core Earnings’ Basis.”

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

On-Balance Sheet
Student loan yield, before Floor Income	8.08%	8.17%	7.92%	8.12%	7.71%
Gross Floor Income	.02	.02	.04	.02	.05
Consolidation Loan Rebate Fees	(.61)	(.63)	(.67)	(.62)	(.67)
Borrower Benefits	(.13)	(.13)	(.11)	(.13)	(.11)
Premium and discount amortization	(.17)	(.15)	(.16)	(.16)	(.14)

Student loan net yield	7.19	7.28	7.02	7.23	6.84
Student loan cost of funds	(5.58)	(5.57)	(5.27)	(5.57)	(5.05)

Student loan spread, before Interim ABCP Facility Fees(1)(2)	1.61	1.71	1.75	1.66	1.79
Interim ABCP Facility fees(2)	(.05)	—	—	(.03)	—

Student loan spread(1)	1.56%	1.71%	1.75%	1.63%	1.79%

Average Balances
On-balance sheet student loans(1)	$101,871	$96,866	$80,724	$99,382	$81,781

(1)	Excludes the impact of the Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended June 30, 2007 and March 31, 2007 and for the six months ended June 30, 2007.

(2)	The Interim ABCP Facility fees are the commitment and liquidity fees that related to a new financing facility in connection with the Merger. See “RECENT DEVELOPMENTS — Merger-Related Developments — Financing Considerations Related to the Transaction.”

Discussion of Student Loan Spread — Other Quarter-over-Quarter Fluctuations

The reduction in the student loan spread (before the impact of the interim ABCP facility fees) from the first quarter of 2007 to the second quarter of 2007 was primarily driven by the mix of loans in our on-balance sheet portfolio. At the end of the first quarter, we completed an off-balance sheet securitization which removed $2 billion of higher yielding Private Education Loans from the balance sheet entering the second quarter.

We estimate the amount of Private Education Loan accrued interest in a period that is not reasonably expected to be collected in the future using a methodology consistent with the status-based migration analysis used for the allowance for Private Education Loans. We use this estimate to offset accrued interest in the current period through a charge to student loan interest income. As our provisions for loan losses increased significantly in the first and second quarters of 2007, we had a similar rise in the estimate of uncollectible accrued interest receivable which reduced the student loan spread by approximately 9 basis points in the second quarter of 2007 as compared to 8 basis points in the first quarter of 2007 and 3 basis points the second quarter of 2006.

The second quarter of 2006 spread includes $10 million or 5 basis points of income associated with non-recurring SAP that we accrued on PLUS loans as a result of program changes required by the Higher Education Reconciliation Act of 2005 (“Reconciliation Legislation”).

The student loan spread analysis above also excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $7.0 billion and $4.6 billion for the second and first quarters of 2007, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the student loan spread analysis, it would have reduced the spread by approximately 10 basis points and 7 basis points for the second and first quarters of 2007, respectively. As of June 30, 2007 and March 31, 2007, Wholesale Consolidation Loans totaled $7.5 billion, or 11 percent and $6.7 billion, or 10 percent, respectively, of our total on-balance sheet FFELP Consolidation Loan portfolio.

SECURITIZATION PROGRAM

Securitization Activity

The following table summarizes our securitization activity for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended
	June 30, 2007				March 31, 2007				June 30, 2006
	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain
(Dollars in millions)	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%

Securitizations sales:
FFELP Stafford/PLUS Loans	—	$—	$—	—%	—	$—	$—	—%	—	$—	$—	—%
FFELP Consolidation Loans	—	—	—	—	—	—	—	—	1	2,500	23	.9
Private Education Loans	—	—	—	—	1	2,000	367	18.4	2	4,000	648	16.2

Total securitizations sales	—	—	$—	—%	1	2,000	$367	18.4%	3	6,500	$671	10.3%

Securitizations financings:
FFELP Stafford/PLUS Loans(1)	—	—			2	7,004			—	—
FFELP Consolidation Loans(1)	1	4,985			1	4,002			1	3,001
	—

Total securitizations financings	1	4,985			3	11,006			1	3,001
	—

Total securitizations	1	$4,985			4	$13,006			4	$9,501

(1)	In certain securitizations there are terms within the deal structure that result in such securitizations not qualifying for sale treatment and accordingly, they are accounted for on-balance sheet as variable interest entities (“VIEs”). Terms that prevent sale treatment include: (1) allowing us to hold certain rights that can affect the remarketing of certain bonds, (2) allowing the trust to enter into interest rate cap agreements after the initial settlement of the securitization, which do not relate to the reissuance of third party beneficial interests or (3) allowing us to hold an unconditional call option related to a certain percentage of the securitized assets.

	Six months ended June 30,
	2007				2006
		Loan				Loan
	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain
(Dollars in millions)	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%

Securitization sales:
FFELP Stafford/PLUS Loans	—	$—	$—	—%	2	$5,004	$17	.3%
FFELP Consolidation Loans	—	—	—	—	2	5,502	36	.7
Private Education Loans	1	2,000	367	18.4	2	4,000	648	16.2

Total securitizations sales	1	2,000	$367	18.4%	6	14,506	$701	4.8%

Securitization financings:
FFELP Stafford/PLUS Loans(1)	2	7,004			—	—
FFELP Consolidation Loans(1)	2	8,987			1	3,001

Total securitizations financings	4	15,991			1	3,001

Total securitizations	5	$17,991			7	$17,507

(1)	In certain securitizations there are terms within the deal structure that result in such securitizations not qualifying for sale treatment and accordingly, they are accounted for on-balance sheet as variable interest entities (“VIEs”). Terms that prevent sale treatment include: (1) allowing us to hold certain rights that can affect the remarketing of certain bonds, (2) allowing the trust to enter into interest rate cap agreements after the initial settlement of the securitization, which do not relate to the reissuance of third party beneficial interests or (3) allowing us to hold an unconditional call option related to a certain percentage of the securitized assets.

Key economic assumptions used in estimating the fair value of Residual Interests at the date of securitization resulting from the student loan securitization sale transactions completed during the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006, and for the six months ended June 30, 2007 and 2006 were as follows:

	Quarters ended
	June 30, 2007			March 31, 2007			June 30, 2006
		FFELP	Private		FFELP	Private		FFELP	Private
	FFELP	Consolidation	Education	FFELP	Consolidation	Education	FFELP	Consolidation	Education
	Stafford(1)	Loans(1)	Loans(1)	Stafford(1)	Loans(1)	Loans	Stafford(1)	Loans	Loans

Prepayment speed (annual rate)(2)	—	—	—	—	—	—	—	6%	4%
Interim status	—	—	—	—	—	0%	—	—	—
Repayment status	—	—	—	—	—	4-7%	—	—	—
Life of loan repayment status	—	—	—	—	—	6%	—	—	—
Weighted average life	—	—	—	—	—	9.4 yrs.	—	8.5 yrs.	9.4 yrs.
Expected credit losses (% of principal securitized)	—	—	—	—	—	4.69%	—	.27%	4.79%
Residual cash flows discounted at (weighted average)	—	—	—	—	—	12.5%	—	10.8%	13.0%

	Six months ended June 30,
	2007			2006
		FFELP	Private		FFELP	Private
	FFELP	Consolidation	Education	FFELP	Consolidation	Education
	Stafford(1)	Loans(1)	Loans	Stafford	Loans	Loans

Prepayment speed (annual rate)(2)	—	—	—	*	6%	4%
Interim status	—	—	0%	—	—	—
Repayment status	—	—	4-7%	—	—	—
Life of loan repayment status	—	—	6%	—	—	—
Weighted average life	—	—	9.4 yrs.	3.7 yrs.	8.3 yrs.	9.4 yrs.
Expected credit losses (% of principal securitized)	—	—	4.69%	.15%	.27%	4.79%
Residual cash flows discounted at (weighted average)	—	—	12.5%	12.4%	10.6%	13.0%

(1)	No securitizations qualified for sale treatment in the period.

(2)	Effective December 31, 2006, we implemented Constant Prepayment Rates (“CPR”) curves for Residual Interest valuations that are based on the number of months since entering repayment that better reflect the CPR as the loan seasons. Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, we applied a CPR that was based on a static life of loan assumption, irrespective of seasoning, or, in the case of FFELP Stafford and PLUS loans, we used a vector approach in applying the CPR. The repayment status CPR depends on the number of months since first entering repayment or as the loans seasons through the portfolio. Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

*	CPR of 20 percent in 2006, 15 percent for 2007 and 10 percent thereafter.

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of June 30, 2007, March 31, 2007, and June 30, 2006.

	As of June 30, 2007
		FFELP
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$550	$616	$2,282	$3,448
Underlying securitized loan balance(3)	11,176	16,683	14,573	42,432
Weighted average life	2.9 yrs.	7.2 yrs.	7.3 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-43%	3-9%	4-7%
Life of loan repayment status	24%	6%	6%
Expected credit losses (% of student loan principal)(5)	.05%	.07%	4.04%
Residual cash flows discount rate	12.8%	11.0%	13.0%

	As of March 31, 2007
		FFELP
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$637	$671	$2,336	$3,644
Underlying securitized loan balance(3)	13,058	17,268	14,807	45,133
Weighted average life	2.8 yrs.	7.2 yrs.	7.4 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-43%	3-9%	4-7%
Life of loan repayment status	24%	6%	6%
Expected credit losses (% of student loan principal)	.07%	.06%	4.39%
Residual cash flows discount rate	12.4%	10.5%	12.5%

	As of June 30, 2006
			FFELP
	FFELP		Consolidation	Private
	Stafford and		Loan	Education
	PLUS		Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$773		$524	$1,855	$3,152
Underlying securitized loan balance(3)	20,224		14,746	12,556	47,526
Weighted average life	2.5 yrs.		8.1 yrs.	8.4 yrs.
Prepayment speed (annual rate)(4)	10%-40	%(6)	6%	4%
Expected credit losses (% of student loan principal)	.07%		.07%	4.73%
Residual cash flows discount rate	13.0%		11.1%	13.1%

(1)	Includes $94 million, $147 million and $115 million related to the fair value of the Embedded Floor Income as of June 30, 2007, March 31, 2007, and June 30, 2006, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At June 30, 2007, March 31, 2007, and June 30, 2006, we had unrealized gains (pre-tax) in accumulated other comprehensive income of $286 million, $332 million and $401 million, respectively, that related to the Retained Interests.

(3)	In addition to student loans in off-balance sheet trusts, we had $61.4 billion, $58.2 billion and $41.3 billion of securitized student loans outstanding (face amount) as of June 30, 2007, March 31, 2007, and June 30, 2006, respectively, in on-balance sheet FFELP Loan securitization trusts.

(4)	Effective December 31, 2006, we implemented CPR curves for Residual Interest valuations that are based on seasoning (the number of months since entering repayment). Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, we applied a CPR that was based on a static life of loan assumption, and, in the case of FFELP Stafford and PLUS loans, we applied a vector approach, irrespective of seasoning. Repayment status CPR used is based on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

(5)	The Company increased its recovery rate assumption on defaulted Private Education Loans from 22 percent to 27 percent as of June 30, 2007.

(6)	CPR of 40 percent for the third quarter of 2006, 30 percent for the fourth quarter of 2006, 15 percent for 2007 and 10 percent thereafter.

Servicing and Securitization Revenue

Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as qualifying special purpose entities (“QSPEs”), includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

The following table summarizes the components of servicing and securitization revenue for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Servicing revenue	$74	$77	$88	$151	$168
Securitization revenue, before Net Embedded Floor Income, impairment	115	106	84	221	153

Servicing and securitization revenue, before Net Embedded Floor Income, impairment and unrealized fair value adjustment	189	183	172	372	321
Embedded Floor Income	2	2	4	4	10
Less: Floor Income previously recognized in gain calculation	(1)	(1)	(2)	(2)	(6)

Net Embedded Floor Income	1	1	2	2	4

Servicing and securitization revenue, before impairment and unrealized fair value adjustment	190	184	174	374	325
Unrealized fair value adjustment(1)	(22)	79	—	57	—
Retained Interest impairment	(35)	(11)	(91)	(46)	(143)

Total servicing and securitization revenue	$133	$252	$83	$385	$182

Average off-balance sheet student loans	$43,432	$44,663	$47,716	$44,044	$44,909

Average balance of Retained Interest	$3,552	$3,442	$3,004	$3,498	$2,754

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.23%	2.29%	.70%	1.76%	.82%

(1)	The Company adopted SFAS No. 155 on January 1, 2007. SFAS No. 155 requires the Company to identify and bifurcate embedded derivatives from the Residual Interest. However, SFAS No. 155 does allow the Company to elect to carry the entire Residual Interest at fair value through earnings rather than bifurcate such embedded derivatives. For the off-balance sheet securitizations that settled in the first half of 2007, the Company elected to carry the entire Residual Interest recorded at fair value through earnings. As a result of this election, all changes in the fair value of the Residual Interests for those securitizations are recorded through earnings. Management anticipates electing to carry future Residual Interests at fair value through earnings. For securitizations settling prior to January 1, 2007, changes in the fair value of Residual Interests will continue to be recorded in other comprehensive income.

Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans, the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans, Retained Interest impairments, and the fair value adjustment related to those Residual Interests where the Company has elected to carry such Residual Interests at fair value through earnings under SFAS No. 155 as discussed in the above table. The increase in securitization revenue, before net Embedded Floor Income and impairment, from 2006 to 2007, is primarily due to the continued increase in the amount of Private Education Loan Residual Interests as a percentage of the total Residual Interests.

Servicing and securitization revenue can be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected consolidation activity on FFELP

Stafford/PLUS student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. The majority of the consolidations bring the loans back on-balance sheet, so for those loans, we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, we recorded impairments to the Retained Interests of $35 million, $11 million and $91 million, respectively, and for the six months ended June 30, 2007 and 2006, we recorded impairments of $46 million and $143 million, respectively. The impairment charges were the result of FFELP loans prepaying faster than projected through loan consolidations ($11 million, $11 million and $68 million for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, respectively, and $22 million and $92 million for the six months ended June 30, 2007 and 2006, respectively) as well as impairment to the Floor Income component of the Company’s Retained Interest due to increases in interest rates during the period ($24 million and $23 million for the quarters ended June 30, 2007 and 2006, respectively and $24 million and $51 million for the six months ended June 30, 2007 and 2006, respectively). The unrealized fair value adjustment recorded relates to the difference between recording the Residual Interest at its allocated cost basis as part of the gain on sale calculation and the Residual Interest’s fair value. The unrealized fair value adjustment for the quarter ended June 30, 2007 is the recurring quarterly fair value adjustment, which is affected primarily by actual results of the underlying trust.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending and Debt Management Operations (“DMO”) operating segments are presented below. These defined business segments operate in distinct business environments and are considered reportable segments under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” based on quantitative thresholds applied to the Company’s financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other reportable segment for financial reporting purposes.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company’s GAAP-based financial information, management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability on a basis that, as allowed under SFAS No. 131, differs from GAAP. We refer to management’s basis of evaluating our segment results as “Core Earnings” presentations for each business segment and we refer to these performance measures in our presentations with credit rating agencies and lenders. Accordingly, information regarding the Company’s reportable segments is provided herein based on “Core Earnings,” which are discussed in detail below.

Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core Earnings” net income reflects only current period adjustments to GAAP net income as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting and as a result, our management reporting is not necessarily comparable with similar information for any other financial institution. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

“Core Earnings” are the primary financial performance measures used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. While “Core Earnings” are not a substitute for reported results under GAAP, the Company relies on “Core Earnings” in operating its business because “Core Earnings” permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of our operating segments. Accordingly, the tables presented below reflect “Core Earnings,” which is reviewed and utilized by management to manage the business for each of the Company’s reportable segments. A further discussion regarding “Core Earnings” is included under “Limitations of ’Core Earnings”’ and “Pre-tax Differences between ’Core Earnings’ and GAAP.”

The Lending operating segment section includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The DMO operating segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

	Quarter ended June 30, 2007
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$719	$—	$—	$719	$(208)	$511
FFELP Consolidation Loans	1,391	—	—	1,391	(304)	1,087
Private Education Loans	692	—	—	692	(363)	329
Other loans	27	—	—	27	—	27
Cash and investments	182	—	7	189	(47)	142

Total interest income	3,011	—	7	3,018	(922)	2,096
Total interest expense	2,371	7	5	2,383	(686)	1,697

Net interest income (loss)	640	(7)	2	635	(236)	399
Less: provisions for losses	247	—	—	247	(99)	148

Net interest income (loss) after provisions for losses	393	(7)	2	388	(137)	251
Fee income	—	80	30	110	—	110
Collections revenue	—	77	—	77	—	77
Other income	59	—	49	108	925	1,033

Total other income	59	157	79	295	925	1,220
Operating expenses(1)	182	96	104	382	17	399

Income (loss) before income taxes and minority interest in net earnings of subsidiaries	270	54	(23)	301	771	1,072
Income tax expense (benefit)(2)	100	20	(9)	111	(6)	105
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$170	$33	$(14)	$189	$777	$966

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $13 million, $4 million, and $6 million, respectively, of stock option compensation expense.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended June 30, 2007
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(217)	$20	$(39)	$—	$(236)
Less: provisions for losses	(99)	—	—	—	(99)

Net interest income after provisions for losses	(118)	20	(39)	—	(137)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	103	822	—	—	925

Total other income	103	822	—	—	925
Operating expenses	—	—	—	17	17

Total pre-tax “Core Earnings” adjustments to GAAP	$(15)	$842	$(39)	$(17)	771

Income tax expense (benefit)					(6)
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$777

	Quarter ended March 31, 2007
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$695	$—	$—	$695	$(244)	$451
FFELP Consolidation Loans	1,331	—	—	1,331	(316)	1,015
Private Education Loans	658	—	—	658	(320)	338
Other loans	28	—	—	28	—	28
Cash and investments	162	—	2	164	(50)	114

Total interest income	2,874	—	2	2,876	(930)	1,946
Total interest expense	2,220	7	5	2,232	(700)	1,532

Net interest income (loss)	654	(7)	(3)	644	(230)	414
Less: provisions for losses	198	—	1	199	(49)	150

Net interest income (loss) after provisions for losses	456	(7)	(4)	445	(181)	264
Fee income	—	87	39	126	—	126
Collections revenue	—	65	—	65	1	66
Other income	44	—	52	96	231	327

Total other income	44	152	91	287	232	519
Operating expenses(1)	171	93	68	332	24	356

Income before income taxes and minority interest in net earnings of subsidiaries	329	52	19	400	27	427
Income tax expense(2)	122	19	7	148	162	310
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$207	$32	$12	$251	$(135)	$116

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $9 million, $3 million, and $4 million, respectively, of stock option compensation expense.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended March 31, 2007
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(216)	$25	$(39)	$—	$(230)
Less: provisions for losses	(49)	—	—	—	(49)

Net interest income after provisions for losses	(167)	25	(39)	—	(181)
Fee income	—	—	—	—	—
Collections revenue	1	—	—	—	1
Other income	588	(357)	—	—	231

Total other income	589	(357)	—	—	232
Operating expenses	—	—	—	24	24

Total pre-tax “Core Earnings” adjustments to GAAP	$422	$(332)	$(39)	$(24)	27

Income tax expense					162
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$(135)

	Quarter ended June 30, 2006
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$719	$—	$—	$719	$(382)	$337
FFELP Consolidation Loans	1,114	—	—	1,114	(273)	841
Private Education Loans	485	—	—	485	(251)	234
Other loans	24	—	—	24	—	24
Cash and investments	170	—	1	171	(46)	125

Total interest income	2,512	—	1	2,513	(952)	1,561
Total interest expense	1,904	5	1	1,910	(706)	1,204

Net interest income (loss)	608	(5)	—	603	(246)	357
Less: provisions for losses	60	—	—	60	8	68

Net interest income (loss) after provisions for losses	548	(5)	—	543	(254)	289
Fee income	—	90	33	123	—	123
Collections revenue	—	67	—	67	—	67
Other income	51	—	24	75	869	944

Total other income	51	157	57	265	869	1,134
Operating expenses(1)	163	85	50	298	18	316

Income before income taxes and minority interest in net earnings of subsidiaries	436	67	7	510	597	1,107
Income tax expense(2)	161	26	2	189	193	382
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$275	$40	$5	$320	$404	$724

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $8 million, $2 million, and $4 million, respectively, of stock option compensation expense.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended June 30, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(236)	$42	$(52)	$—	$(246)
Less: provisions for losses	8	—	—	—	8

Net interest income after provisions for losses	(244)	42	(52)	—	(254)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	746	123	—	—	869

Total other income	746	123	—	—	869
Operating expenses	—	—	—	18	18

Total pre-tax “Core Earnings” adjustments to GAAP	$502	$165	$(52)	$(18)	597

Income tax expense					193
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$404

	Six months ended June 30, 2007
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$1,414	$—	$—	$1,414	$(452)	$962
FFELP Consolidation Loans	2,722	—	—	2,722	(620)	2,102
Private Education Loans	1,350	—	—	1,350	(682)	668
Other loans	54	—	—	54	—	54
Cash and investments	345	—	9	354	(98)	256

Total interest income	5,885	—	9	5,894	(1,852)	4,042
Total interest expense	4,592	13	11	4,616	(1,387)	3,229

Net interest income (loss)	1,293	(13)	(2)	1,278	(465)	813
Less: provisions for losses	444	—	1	445	(146)	299

Net interest income (loss) after provisions for losses	849	(13)	(3)	833	(319)	514
Fee income	—	166	70	236	—	236
Collections revenue	—	143	—	143	—	143
Other income	104	—	100	204	1,157	1,361

Total other income	104	309	170	583	1,157	1,740
Operating expenses(1)	353	190	172	715	40	755

Income (loss) before income taxes and minority interest in net earnings of subsidiaries	600	106	(5)	701	798	1,499
Income tax expense (benefit)(2)	222	39	(2)	259	156	415
Minority interest in net earnings of subsidiaries	—	2	—	2	—	2

Net income (loss)	$378	$65	$(3)	$440	$642	$1,082

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $22 million, $7 million, and $10 million, respectively, of stock option compensation expense.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Six months ended June 30, 2007
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(432)	$45	$(78)	$—	$(465)
Less: provisions for losses	(146)	—	—	—	(146)

Net interest income after provisions for losses	(286)	45	(78)	—	(319)
Fee income	—	—	—	—	—
Collections revenue		—	—	—	—
Other income	692	465	—	—	1,157

Total other income	692	465	—	—	1,157
Operating expenses	—	—	—	40	40

Total pre-tax “Core Earnings” adjustments to GAAP	$406	$510	$(78)	$(40)	798

Income tax expense					156
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$642

	Six months ended June 30, 2006
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$1,369	$—	$—	$1,369	$(734)	$635
FFELP Consolidation Loans	2,142	—	—	2,142	(479)	1,663
Private Education Loans	914	—	—	914	(439)	475
Other loans	47	—	—	47	—	47
Cash and investments	300	—	2	302	(81)	221

Total interest income	4,772	—	2	4,774	(1,733)	3,041
Total interest expense	3,562	11	3	3,576	(1,280)	2,296

Net interest income (loss)	1,210	(11)	(1)	1,198	(453)	745
Less: provisions for losses	135	—	—	135	(7)	128

Net interest income (loss) after provisions for losses	1,075	(11)	(1)	1,063	(446)	617
Fee income	—	182	60	242	—	242
Collections revenue	—	124	—	124	—	124
Other income	92	—	55	147	907	1,054

Total other income	92	306	115	513	907	1,420
Operating expenses(1)	324	175	109	608	32	640

Income before income taxes and minority interest in net earnings of subsidiaries	843	120	5	968	429	1,397
Income tax expense(2)	312	44	2	358	161	519
Minority interest in net earnings of subsidiaries	—	3	—	3	—	3

Net income	$531	$73	$3	$607	$268	$875

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $18 million, $5 million, and $9 million, respectively, of stock option compensation expense.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Six months ended June 30, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(438)	$90	$(105)	$—	$(453)
Less: provisions for losses	(7)	—	—	—	(7)

Net interest income after provisions for losses	(431)	90	(105)	—	(446)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	871	36	—	—	907

Total other income	871	36	—	—	907
Operating expenses	—	—	—	32	32

Total pre-tax “Core Earnings” adjustments to GAAP	$440	$126	$(105)	$(32)	429

Income tax expense					161
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$268

Reconciliation of “Core Earnings” Net Income to GAAP Net Income

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” net income(1)	$189	$251	$320	$440	$607
“Core Earnings” adjustments:
Net impact of securitization accounting	(15)	422	502	406	440
Net impact of derivative accounting	842	(332)	165	510	126
Net impact of Floor Income	(39)	(39)	(52)	(78)	(105)
Net impact of acquired intangibles(2)	(17)	(24)	(18)	(40)	(32)

Total “Core Earnings” adjustments before income taxes	771	27	597	798	429
Net tax effect(3)	6	(162)	(193)	(156)	(161)

Total “Core Earnings” adjustments	777	(135)	404	642	268

GAAP net income	$966	$116	$724	$1,082	$875

GAAP diluted earnings per common share	$1.03	$.26	$1.52	$1.82	$1.96

(1) “Core Earnings” diluted earnings per common share	$.43	$.57	$.72	$.99	$1.37

(2)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

(3)	Such tax effect is based upon the Company’s “Core Earnings” effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations of “Core Earnings”

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that “Core Earnings” are an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, “Core Earnings” reflect only current period adjustments to GAAP. Accordingly, the Company’s “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company’s performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company’s board of directors, rating agencies and lenders to assess performance.

Other limitations arise from the specific adjustments that management makes to GAAP results to derive “Core Earnings” results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on derivatives that do not qualify for “hedge treatment,” as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a “Core Earnings” basis provides important information regarding the performance of our Managed portfolio, a limitation of this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our “Core Earnings” presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our “Core Earnings” results exclude certain Floor Income, which is real cash income, from our reported results and therefore may understate earnings in certain periods. Management’s financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between “Core Earnings” and GAAP

Our “Core Earnings” are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our “Core Earnings” are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. “Core Earnings” net income reflects only current period adjustments to GAAP net income, as described in the more detailed discussion of the differences between “Core Earnings” and GAAP that follows, which includes further detail on each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

1) Securitization: Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under our “Core Earnings” presentation for the Lending operating segment, we present all securitization transactions on a “Core Earnings” basis as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP are excluded from “Core Earnings” net income and replaced by the interest income, provisions for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from “Core Earnings” net income as they are considered intercompany transactions on a “Core Earnings” basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006, and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(118)	$(167)	$(242)	$(286)	$(430)
Gains on student loan securitizations	—	367	671	367	701
Servicing and securitization revenue	133	252	83	385	182
Intercompany transactions with off-balance sheet trusts	(30)	(30)	(10)	(60)	(13)

Total “Core Earnings” securitization adjustments	$(15)	$422	$502	$406	$440

2) Derivative Accounting: “Core Earnings” net income excludes periodic unrealized gains and losses arising primarily in our Lending operating segment, and to a lesser degree in our Corporate and Other reportable segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP. Under our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. “Core Earnings” also excludes the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by

SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The gains and losses described in “gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate and foreign currency rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our floating rate debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. In addition, we use basis swaps to convert debt indexed to the Consumer Price Index (“CPI”) to 3-month LIBOR debt. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. These contracts do not qualify as effective SFAS No. 133 hedges, as a requirement to achieve hedge accounting is the hedged item must impact net income and the settlement of these contracts through the purchase of our own stock does not impact net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006 and for the six months ended June 30, 2007 and 2006, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$822	$(357)	$123	$465	$36
Less: Realized losses on derivative and hedging activities, net(1)	20	25	41	45	89

Unrealized gains (losses) on derivative and hedging activities, net	842	(332)	164	510	125
Other pre-SFAS No. 133 accounting adjustments	—	—	1	—	1

Total net impact of SFAS No. 133 derivative accounting	$842	$(332)	$165	$510	$126

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a “Core Earnings” basis for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(9)	$(7)	$(12)	$(16)	$(33)
Net settlement expense on interest rate swaps reclassified to net interest income	(11)	(18)	(29)	(29)	(56)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	(20)	(25)	(41)	(45)	(89)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	842	(332)	164	510	125

Gains (losses) on derivative and hedging activities, net	$822	$(357)	$123	$465	$36

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Floor Income Contracts	$81	$5	$88	$86	$232
Equity forward contracts	796	(412)	39	384	(83)
Basis swaps	(38)	60	14	22	(68)
Other	3	15	23	18	44

Total unrealized gains (losses) on derivative and hedging activities, net	$842	$(332)	$164	$510	$125

Unrealized gains and losses on Floor Income Contracts are primarily caused by changes in interest rates. In general, an increase in interest rates results in an unrealized gain and vice versa. Unrealized gains and losses on Equity Forward Contracts fluctuate with changes in the Company’s stock price. Unrealized gains and losses on basis swaps primarily result from changes in the spread between indices, primarily as it relates to Consumer Price Index (“CPI”) swaps economically hedging debt issuances indexed to CPI.

3) Floor Income: The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from “Core Earnings” net income when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For “Core Earnings” net income, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts’ realized gains or losses) in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$—	$—	$—	$—	$—
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(39)	(39)	(52)	(78)	(105)

Total “Core Earnings” Floor Income adjustments	$(39)	$(39)	$(52)	$(78)	$(105)

4) Acquired Intangibles: Our “Core Earnings” net income excludes goodwill and intangible impairment and the amortization of acquired intangibles. For the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, and for the six months ended June 30, 2007 and 2006, goodwill and intangible impairment and the amortization of acquired intangibles totaled $17 million, $24 million, $18 million, $40 million and $32 million, respectively. In the first quarter of 2007, we recognized an intangible impairment of $9 million due to changes in projected interest rates and to changes that restrict the loans on which the Company is entitled to earn a 9.5 percent yield (SAP loans).

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$719	$695	$719	$1,414	$1,369
FFELP Consolidation Loans	1,391	1,331	1,114	2,722	2,142
Private Education Loans	692	658	485	1,350	914
Other loans	27	28	24	54	47
Cash and investments	182	162	170	345	300

Total “Core Earnings” interest income	3,011	2,874	2,512	5,885	4,772
Total “Core Earnings” interest expense	2,371	2,220	1,904	4,592	3,562

Net “Core Earnings” interest income	640	654	608	1,293	1,210
Less: provisions for losses	247	198	60	444	135

Net “Core Earnings” interest income after provisions for losses	393	456	548	849	1,075
Other income	59	44	51	104	92
Operating expenses	182	171	163	353	324

Income before income taxes and minority interest in net earnings of subsidiaries	270	329	436	600	843
Income taxes	100	122	161	222	312

“Core Earnings” net income	$170	$207	$275	$378	$531

Summary of our Managed Student Loan Portfolio

The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances, net

	June 30, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$12,173	$—	$12,173	$4,463	$16,636
Grace and repayment	18,547	66,891	85,438	7,366	92,804

Total on-balance sheet, gross	30,720	66,891	97,611	11,829	109,440
On-balance sheet unamortized premium/(discount)	794	1,231	2,025	(387)	1,638
On-balance sheet allowance for losses	(11)	(13)	(24)	(428)	(452)

Total on-balance sheet, net	31,503	68,109	99,612	11,014	110,626

Off-balance sheet:
In-school	1,328	—	1,328	3,694	5,022
Grace and repayment	9,849	16,682	26,531	10,879	37,410

Total off-balance sheet, gross	11,177	16,682	27,859	14,573	42,432
Off-balance sheet unamortized premium/(discount)	193	488	681	(342)	339
Off-balance sheet allowance for losses	(8)	(3)	(11)	(183)	(194)

Total off-balance sheet, net	11,362	17,167	28,529	14,048	42,577

Total Managed	$42,865	$85,276	$128,141	$25,062	$153,203

% of on-balance sheet FFELP	32%	68%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Ending Balances, net

	March 31, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$11,682	$—	$11,682	$4,379	$16,061
Grace and repayment	16,201	64,994	81,195	6,202	87,397

Total on-balance sheet, gross	27,883	64,994	92,877	10,581	103,458
On-balance sheet unamortized premium/(discount)	689	1,188	1,877	(363)	1,514
On-balance sheet allowance for losses	(10)	(12)	(22)	(369)	(391)

Total on-balance sheet, net	28,562	66,170	94,732	9,849	104,581

Off-balance sheet:
In-school	1,824	—	1,824	4,978	6,802
Grace and repayment	11,233	17,269	28,502	9,829	38,331

Total off-balance sheet, gross	13,057	17,269	30,326	14,807	45,133
Off-balance sheet unamortized premium/(discount)	221	492	713	(339)	374
Off-balance sheet allowance for losses	(8)	(3)	(11)	(116)	(127)

Total off-balance sheet, net	13,270	17,758	31,028	14,352	45,380

Total Managed	$41,832	$83,928	$125,760	$24,201	$149,961

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Ending Balances, net

	June 30, 2006
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$7,469	$—	$7,469	$2,487	$9,956
Grace and repayment	13,512	53,264	66,776	4,894	71,670

Total on-balance sheet, gross	20,981	53,264	74,245	7,381	81,626
On-balance sheet unamortized premium/(discount)	417	801	1,218	(296)	922
On-balance sheet allowance for losses	(7)	(10)	(17)	(252)	(269)

Total on-balance sheet, net	21,391	54,055	75,446	6,833	82,279

Off-balance sheet:
In-school	2,812	—	2,812	3,954	6,766
Grace and repayment	17,412	14,746	32,158	8,602	40,760

Total off-balance sheet, gross	20,224	14,746	34,970	12,556	47,526
Off-balance sheet unamortized premium/(discount)	323	397	720	(274)	446
Off-balance sheet allowance for losses	(12)	(3)	(15)	(92)	(107)

Total off-balance sheet, net	20,535	15,140	35,675	12,190	47,865

Total Managed	$41,926	$69,195	$111,121	$19,023	$130,144

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	38%	62%	100%
% of total	32%	53%	85%	15%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Quarter ended June 30, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$30,794	$67,154	$97,948	$10,917	$108,865
Off-balance sheet	11,852	17,356	29,208	14,224	43,432

Total Managed	$42,646	$84,510	$127,156	$25,141	$152,297

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	34%	66%	100%
% of Total	28%	55%	83%	17%	100%

	Quarter ended March 31, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$26,885	$63,260	$90,145	$11,354	$101,499
Off-balance sheet	13,920	18,022	31,942	12,721	44,663

Total Managed	$40,805	$81,282	$122,087	$24,075	$146,162

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	33%	67%	100%
% of Total	28%	56%	84%	16%	100%

	Quarter ended June 30, 2006
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$20,562	$52,201	$72,763	$7,961	$80,724
Off-balance sheet	22,065	14,881	36,946	10,770	47,716

Total Managed	$42,627	$67,082	$109,709	$18,731	$128,440

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	39%	61%	100%
% of Total	33%	52%	85%	15%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Six months ended June 30, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$28,851	$65,218	$94,069	$11,134	$105,203
Off-balance sheet	12,880	17,687	30,567	13,477	44,044

Total Managed	$41,731	$82,905	$124,636	$24,611	$149,247

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	33%	67%	100%
% of Total	28%	56%	84%	16%	100%

	Six months ended June 30, 2006
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$20,045	$53,251	$73,296	$8,485	$81,781
Off-balance sheet	21,926	13,267	35,193	9,716	44,909

Total Managed	$41,971	$66,518	$108,489	$18,201	$126,690

% of on-balance sheet FFELP	27%	73%	100%
% of Managed FFELP	39%	61%	100%
% of Total	33%	53%	86%	14%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Student Loan Spread Analysis — “Core Earnings” Basis

The following table analyzes the earnings from our portfolio of Managed student loans on a “Core Earnings” basis (see “BUSINESS SEGMENTS — Pre-tax Differences between ’Core Earnings’ and GAAP”). The “Core Earnings” Basis Student Loan Spread Analysis presentation and certain components used in the calculation differ from the On-Balance Sheet Student Loan Spread Analysis presentation. The “Core Earnings” basis presentation, when compared to our on-balance sheet presentation, is different in that it:

•	includes the net interest margin related to our off-balance sheet student loan securitization trusts. This includes any related fees or costs such as the Consolidation Loan Rebate Fees, premium/discount amortization and Borrower Benefits yield adjustments;

•	includes the reclassification of certain derivative net settlement amounts. The net settlements on certain derivatives that do not qualify as SFAS No. 133 hedges are recorded as part of the “gain (loss) on derivative and hedging activities, net” line item on the income statement and are therefore not recognized in the student loan spread. Under this presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” basis student loan spread, this would primarily include: (a) reclassifying the net settlement amounts related to our written Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense;

•	excludes unhedged Floor Income earned on the Managed student loan portfolio; and

•	includes the amortization of upfront payments on Floor Income Contracts in student loan income that we believe are economically hedging the Floor Income.

As discussed above, these differences result in the “Core Earnings” basis student loan spread not being a GAAP-basis presentation. Management relies on this measure to manage our Lending business segment. Specifically, management uses the “Core Earnings” basis student loan spread to evaluate the overall economic effect that certain factors have on our student loans either on-balance sheet or off-balance sheet. These factors include the overall mix of student loans in our portfolio, acquisition costs, Borrower Benefits program costs, Floor Income and funding and hedging costs. Management believes that it is important to evaluate all of these factors on a Managed Basis to gain additional information about the economic effect of these factors on our student loans under management. Management believes that this additional information assists us in making strategic decisions about the Company’s business model for the Lending business segment, including among other factors, how we acquire or originate student loans, how we fund acquisitions and originations, what Borrower Benefits we offer and what type of loans we purchase or originate. While management believes that the “Core Earnings” basis student loan spread is an important tool for evaluating the Company’s performance for the reasons described above, it is subject to certain general and specific limitations that investors should carefully consider. See “BUSINESS SEGMENTS — Limitations of ‘Core Earnings.’ ” One specific limitation is that the “Core Earnings” basis student loan spread includes the spread on loans that we have sold to securitization trusts.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

“Core Earnings” basis student loan yield	8.30%	8.33%	8.04%	8.30%	7.82%
Consolidation Loan Rebate Fees	(.55)	(.56)	(.54)	(.56)	(.54)
Borrower Benefits	(.12)	(.11)	(.07)	(.11)	(.07)
Premium and discount amortization	(.17)	(.16)	(.19)	(.16)	(.17)

“Core Earnings” basis student loan net yield	7.46	7.50	7.24	7.47	7.04
“Core Earnings” basis student loan cost of funds	(5.67)	(5.68)	(5.38)	(5.67)	(5.18)

“Core Earnings” basis student loan spread, before Interim ABCP Facility Fees(1)(2)	1.79	1.82	1.86	1.80	1.86
Interim ABCP Facility Fees(2)	(.04)	—	—	(.02)	—

“Core Earnings” basis student loan spread(1)	1.75%	1.82%	1.86%	1.78%	1.86%

Average Balances
On-balance sheet student loans(1)	$101,871	$96,866	$80,724	$99,382	$81,781
Off-balance sheet student loans	43,432	44,663	47,716	44,044	44,909

Managed student loans	$145,303	$141,529	$128,440	$143,426	$126,690

(1)	Excludes the impact of the Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended June 30, 2007 and March 31, 2007, and for the six months ended June 30, 2007.

(2)	The Interim ABCP Facility fees are the commitment and liquidity fees that related to a new financing facility in connection with the Merger. See “RECENT DEVELOPMENTS — Merger-Related Developments — Financing Considerations Related to the Transaction.”

Discussion of “Core Earnings” Basis Student Loan Spread — Other Quarter-over-Quarter Fluctuations

The reduction in the student loan spread from the first quarter to the second quarter of 2007 was primarily driven by slight increases in borrower benefit and premium amortization expense in the period, as well as, an increase in the estimate of uncollectible accrued interest discussed below.

We estimate the amount of Private Education Loan accrued interest in a period that is not reasonably expected to be collected in the future using a methodology consistent with the status-based migration analysis used for the allowance for Private Education Loans. We use this estimate to offset accrued interest in the current period through a charge to student loan interest income. As our provisions for loan losses increased significantly in the first and second quarters of 2007, we had a similar rise in the estimate of uncollectible accrued interest receivable which reduced the student loan spread by approximately 7 basis points in the second quarter of 2007 as compared to 6 basis points in the first quarter of 2007 and 2 basis points the second quarter of 2006.

The second quarter 2006 spread includes $18 million or 6 basis points of income associated with non-recurring SAP that we accrued on PLUS loans in connection with the Higher Education Reconciliation Act of 2005.

As discussed under “Student Loans — Student Loan Spread — Wholesale Consolidation Loans,” the “Core Earnings” basis student loan spread analysis above also excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $7.0 billion and $4.6 billion for the second and first quarters of 2007, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the “Core Earnings” basis student loan spread analysis, it would have reduced the spread by approximately 8 basis points and 5 basis points for the second and first quarters of 2007, respectively. As of June 30, 2007 and March 31, 2007, Wholesale Consolidation Loans totaled $7.5 billion, or 9 percent and $6.7 billion, or 8 percent, respectively, of our total Managed FFELP Consolidation Loan portfolio.

“Core Earnings” Basis Student Loan Spreads by Loan Type

The student loan spread continues to reflect the changing mix of loans in our portfolio, specifically the shift from FFELP Stafford loans to Consolidation Loans and the higher overall growth rate in Private Education Loans as a percentage of the total portfolio. (See “LENDING BUSINESS SEGMENT — Summary of our Managed Student Loan Portfolio — Average Balances.”)

The following table reflects the “Core Earnings” basis student loan spreads by product, excluding the effect of non-recurring items and the impact of the Interim ABCP Facility Fees on the second quarter of 2007. See “RECENT DEVELOPMENTS — Merger-Related Developments — Financing Considerations Related to the Transaction.” The table also excludes the effect of Wholesale Consolidation Loans as discussed above.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

FFELP Loan Spreads (“Core Earnings” Basis), before Interim ABCP Facility Fees:
Stafford	1.12%	1.24%	1.31%	1.18%	1.36%
Consolidation	1.04	1.04	1.19	1.04	1.22

FFELP Loan Spread (“Core Earnings” Basis), before Interim ABCP Facility Fees	1.06	1.11	1.24	1.09	1.28
Private Education Loan Spreads (“Core Earnings” Basis), before Interim ABCP Facility Fees:
Before provision	5.26%	5.28%	5.07%	5.27%	4.97%
After provision	1.53	2.10	3.90	1.81	3.62

The FFELP loan spreads will continue to decline on a year-over-year basis as the mix of the portfolios of both Stafford and Consolidation Loans shift away from older loans with higher SAP spreads to newer loans with reduced SAP spreads. Stafford loan spreads have also declined as a result of increased amortization expense associated with the cost of absorbing the origination fees and guarantor fees on behalf of borrowers. Additionally, FFELP Consolidation Loan spreads were negatively impacted year-over-year from the lower amortization associated with the maturing of existing Floor Income Contracts.

The increase in Private Education Loan spreads before provision from the second quarter of 2006 to the second quarter of 2007 was driven by widening margins associated with our various product offerings partially offset by the increase in the estimate of uncollectible accrued interest. The decrease in the spread after provision was due to the increase in the provision associated with our allowance for Private Education Loan Losses as discussed below in “Private Education Loans — Allowance for Private Education Loan Losses.”

Private Education Loans

All Private Education Loans are initially acquired on-balance sheet. In securitizations of Private Education Loans that are treated as sales, the loans are no longer owned by us, and they are accounted for off-balance sheet. For our Managed Basis presentation in the table below, when Private Education Loans are sold to securitization trusts, we reduce the on-balance sheet allowance for loan losses for amounts previously provided and then re-establish the allowance for these loans in the off-balance sheet section. The total allowance of both on-balance sheet and off-balance sheet loan losses results in the Managed Basis allowance for loan losses. The off-balance sheet allowance is lower than the on-balance sheet allowance when measured as a percentage of ending loans in repayment because of the different mix of loans on-balance sheet and off-balance sheet.

When Private Education Loans in our securitization trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged off in the month in which the loan is 212 days delinquent. We do not hold the contingent call option for any trust formed after September 30, 2005.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2007	2007	2006	2007	2007	2006	2007	2007	2006

Allowance at beginning of period	$369	$308	$232	$116	$86	$91	$485	$394	$323
Provision for Private Education Loan losses	139	142	62	95	47	(7)	234	189	55
Charge-offs	(88)	(82)	(36)	(28)	(23)	(4)	(116)	(105)	(40)
Recoveries	8	7	6	—	—	—	8	7	6

Net charge-offs	(80)	(75)	(30)	(28)	(23)	(4)	(108)	(98)	(34)

Balance before securitization of Private Education Loans	428	375	264	183	110	80	611	485	344
Reduction for securitization of Private Education Loans	—	(6)	(12)	—	6	12	—	—	—

Allowance at end of period	$428	$369	$252	$183	$116	$92	$611	$485	$344

Net charge-offs as a percentage of average loans in repayment (annualized)	6.19%	6.27%	3.13%	1.53%	1.35%	.32%	3.50%	3.40%	1.52%
Allowance as a percentage of the ending total loan balance	3.74%	3.61%	3.55%	1.29%	.80%	.75%	2.38%	1.96%	1.78%
Allowance as a percentage of ending loans in repayment	7.79%	7.58%	6.66%	2.50%	1.70%	1.61%	4.76%	4.14%	3.62%
Average coverage of net charge-offs (annualized)	1.33	1.21	2.09	1.69	1.25	5.63	1.42	1.22	2.52
Average total loans	$10,917	$11,354	$7,961	$14,224	$12,721	$10,770	$25,141	$24,075	$18,731
Ending total loans	$11,442	$10,218	$7,085	$14,231	$14,468	$12,282	$25,673	$24,686	$19,367
Average loans in repayment	$5,182	$4,859	$3,838	$7,091	$6,815	$5,163	$12,273	$11,674	$9,001
Ending loans in repayment	$5,496	$4,867	$3,777	$7,344	$6,839	$5,731	$12,840	$11,706	$9,508

	Activity in Allowance for Private Education Loan Losses
	On-Balance Sheet		Off-Balance Sheet		Managed Basis
	Six months ended		Six months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006	2007	2006

Allowance at beginning of period	$308	$204	$86	$78	$394	$282
Provision for Private Education Loan losses	281	116	141	6	422	122
Charge-offs	(170)	(69)	(50)	(4)	(220)	(73)
Recoveries	15	13	—	—	15	13

Net charge-offs	(155)	(56)	(50)	(4)	(205)	(60)

Balance before securitization of Private Education Loans	434	264	177	80	611	344
Reduction for securitization of Private Education Loans	(6)	(12)	6	12	—	—

Allowance at end of period	$428	$252	$183	$92	$611	$344

Net charge-offs as a percentage of average loans in repayment (annualized)	6.04%	3.05%	1.42%	.16%	3.37%	1.37%
Allowance as a percentage of the ending total loan balance	3.74%	3.55%	1.29%	.75%	2.38%	1.78%
Allowance as a percentage of ending loans in repayment	7.79%	6.66%	2.50%	1.61%	4.76%	3.62%
Average coverage of net charge-offs (annualized)	1.37	2.22	1.83	11.01	1.48	2.82
Average total loans	$11,134	$8,485	$13,477	$9,716	$24,611	$18,201
Ending total loans	$11,442	$7,085	$14,231	$12,282	$25,673	$19,367
Average loans in repayment	$5,174	$3,720	$7,067	$5,191	$12,241	$8,911
Ending loans in repayment	$5,496	$3,777	$7,344	$5,731	$12,840	$9,508

Toward the end of 2006 and through mid-2007, we experienced lower pre-default collections resulting in increased levels of charge-off activity in our Private Education Loan portfolio. As the portfolio seasons and due to shifts in its mix and certain economic factors, we expected and have seen charge-off rates increase from the historically low levels experienced in the prior years. However, the large increase in the first half of 2007 is significantly impacted by additional factors. In the third and fourth quarters of 2006, we encountered a number of operational challenges at our DMO in performing pre-default collections on our Private Education Loan portfolio. In August 2006, we announced that we intended to relocate responsibility for certain Private Education Loan collections from our Nevada call center to a new call center in Indiana. This transfer presented us with unexpected operational challenges that resulted in lower collections that have negatively impacted the Private Education Loan portfolio. In addition, in late 2006 the DMO also revised certain procedures, including its use of forbearance, to better optimize our long-term collection strategies.

Management has been aggressively remediating these issues beginning with actions in late 2006 and early 2007, such as transferring experienced collection personnel to the new call center and conducting extensive training and monitoring. Beginning late in the second quarter and into the early third quarter of 2007, DMO has also instituted more precise analytic collection strategies and new systematic enhancements to better manage the volume, seasoning and shift in the portfolio mix. Because charge-offs are generally reflective of the collection performance of six or seven months prior to the 212-day charge-off event, the effect of all of these actions will not be fully realized until 2008. These developments have resulted in increased later stage delinquency levels and associated higher charge-offs in the first half of 2007. Due to the remedial actions in place, we anticipate the negative trends caused by the operational-related issues will steadily improve over the remainder of 2007 and the first half of 2008.

The anticipated level of elevated delinquency and net charge-offs beyond June 30, 2007 discussed above is reflected in the higher level of provisioning for the quarter. Through our status-based allowance methodology, the provision is directly correlated to both the current level of delinquency in the portfolio and the expected rate of charge-off associated with each repayment status category. The gross charge-off rates are reduced by the expected life-of-loan recoveries anticipated on the charged-off portfolio to arrive at a net charge-off expectation. The provision for the quarter includes an update to our projected default rates reflecting an increased gross charge-off expectation somewhat offset by an increase in expected life-of-loan recoveries. For the quarter ended June 30, 2007, the net effect of these changes in estimates included in provision expense above is $146 million on a Managed Basis and $58 million for on-balance sheet.

Delinquencies

The tables below present our Private Education Loan delinquency trends as of June 30, 2007, March 31, 2007, and June 30, 2006. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education
	Loan Delinquencies
	June 30,		March 31,		June 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$5,789		$5,220		$3,305
Loans in forbearance(2)	544		494		299
Loans in repayment and percentage of each status:
Loans current	4,873	88.7%	4,260	87.5%	3,353	88.8%
Loans delinquent 31-60 days(3)	243	4.4	184	3.8	176	4.7
Loans delinquent 61-90 days(3)	131	2.4	131	2.7	100	2.6
Loans delinquent greater than 90 days(3)	249	4.5	292	6.0	148	3.9

Total Private Education Loans in repayment	5,496	100%	4,867	100%	3,777	100%

Total Private Education Loans, gross	11,829		10,581		7,381
Private Education Loan unamortized discount	(387)		(363)		(296)

Total Private Education Loans	11,442		10,218		7,085
Private Education Loan allowance for losses	(428)		(369)		(252)

Private Education Loans, net	$11,014		$9,849		$6,833

Percentage of Private Education Loans in repayment	46.5%		46.0%		51.2%

Delinquencies as a percentage of Private Education Loans in repayment	11.3%		12.5%		11.2%

	Off-Balance Sheet Private Education
	Loan Delinquencies
	June 30,		March 31,		June 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$6,136		$6,821		$6,074
Loans in forbearance(2)	1,093		1,147		751
Loans in repayment and percentage of each status:
Loans current	7,002	95.3%	6,475	94.7%	5,483	95.7%
Loans delinquent 31-60 days(3)	196	2.7	145	2.1	151	2.6
Loans delinquent 61-90 days(3)	66	.9	88	1.3	50	.9
Loans delinquent greater than 90 days(3)	80	1.1	131	1.9	47	.8

Total Private Education Loans in repayment	7,344	100%	6,839	100%	5,731	100%

Total Private Education Loans, gross	14,573		14,807		12,556
Private Education Loan unamortized discount	(342)		(339)		(274)

Total Private Education Loans	14,231		14,468		12,282
Private Education Loan allowance for losses	(183)		(116)		(92)

Private Education Loans, net	$14,048		$14,352		$12,190

Percentage of Private Education Loans in repayment	50.4%		46.2%		45.6%

Delinquencies as a percentage of Private Education Loans in repayment	4.7%		5.3%		4.3%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education
	Loan Delinquencies
	June 30,		March 31,		June 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$11,925		$12,041		$9,379
Loans in forbearance(2)	1,637		1,641		1,050
Loans in repayment and percentage of each status:
Loans current	11,875	92.5%	10,735	91.7%	8,836	92.9%
Loans delinquent 31-60 days(3)	439	3.4	329	2.8	327	3.4
Loans delinquent 61-90 days(3)	197	1.5	219	1.9	150	1.6
Loans delinquent greater than 90 days(3)	329	2.6	423	3.6	195	2.1

Total Private Education Loans in repayment	12,840	100%	11,706	100%	9,508	100%

Total Private Education Loans, gross	26,402		25,388		19,937
Private Education Loan unamortized discount	(729)		(702)		(570)

Total Private Education Loans	25,673		24,686		19,367
Private Education Loan allowance for losses	(611)		(485)		(344)

Private Education Loans, net	$25,062		$24,201		$19,023

Percentage of Private Education Loans in repayment	48.6%		46.1%		47.7%

Delinquencies as a percentage of Private Education Loans in repayment	7.5%		8.3%		7.1%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance — Managed Basis Private Education Loans

Private Education Loans are made to parent and student borrowers in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not federally guaranteed nor insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers’ repayment capability improves at the time they enter the post-education work force. We generally allow the loan repayment period on traditional higher education Private Education Loans to begin six months after the borrower leaves school (consistent with our federally regulated FFELP loans). This provides the borrower time after graduation to obtain a job to service the debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower’s ability to repay the loan. Forbearance is also granted to borrowers who may experience temporary hardship after entering repayment when we believe that it will increase the likelihood of ultimate collection of the loan. Such forbearance is granted within established policies that include limits on the number of forbearance months granted consecutively and limits on the total number of forbearance months granted over the life of the loan. In some instances of forbearance, we require good-faith payments or continuing partial payments. Exceptions to forbearance policies are permitted in limited circumstances and only when such exceptions are judged to increase the likelihood of ultimate collection of the loan.

Forbearance does not grant any reduction in the total repayment obligation (principal or interest) but does allow for the temporary cessation of borrower payments (on a prospective and/or retroactive basis) or a reduction in monthly payments for an agreed period of time. The forbearance period extends the original term of the loan. While the loan is in forbearance, interest continues to accrue and is capitalized as principal upon the loan re-entering repayment status. Loans exiting forbearance into repayment status are considered current regardless of their previous delinquency status.

Forbearance is used most heavily immediately after the loan enters repayment. As a result, forbearance levels are impacted by the timing of loans entering repayment and are generally at higher levels in the first quarter. As indicated in the tables below that show the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At June 30, 2007, loans in forbearance as a percentage of loans in repayment and forbearance are 14.0 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 4.4 percent for loans that have been in repayment more than 48 months. Approximately 75 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	June 30,
June 30, 2007	months	months	48 months	2007(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$11,925	$11,925
Loans in forbearance	1,229	305	103	—	1,637
Loans in repayment — current	7,002	2,813	2,060	—	11,875
Loans in repayment — delinquent 31-60 days	256	114	69	—	439
Loans in repayment — delinquent 61-90 days	121	49	27	—	197
Loans in repayment — delinquent greater than 90 days	166	105	58	—	329

Total	$8,774	$3,386	$2,317	$11,925	$26,402

Unamortized discount					(729)
Allowance for loan losses					(611)

Total Managed Private Education Loans, net					$25,062

Loans in forbearance as a percentage of loans in repayment and forbearance	14.0%	9.0%	4.4%	—%	11.3%

(1)	Includes all loans in-school/grace/deferment.

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Mar. 31,
March 31, 2007	months	months	48 months	2007(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$12,041	$12,041
Loans in forbearance	1,314	242	85	—	1,641
Loans in repayment — current	6,154	2,614	1,967	—	10,735
Loans in repayment — delinquent 31-60 days	193	81	55	—	329
Loans in repayment — delinquent 61-90 days	144	47	28	—	219
Loans in repayment — delinquent greater than 90 days	212	130	81	—	423

Total	$8,017	$3,114	$2,216	$12,041	$25,388

Unamortized discount					(702)
Allowance for loan losses					(485)

Total Managed Private Education Loans, net					$24,201

Loans in forbearance as a percentage of loans in repayment and forbearance	16.4%	7.8%	3.8%	—%	12.3%

(1)	Includes all loans in-school/grace/deferment.

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	June 30,
June 30, 2006	months	months	48 months	2006(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$9,379	$9,379
Loans in forbearance	776	194	80	—	1,050
Loans in repayment — current	5,184	2,024	1,628	—	8,836
Loans in repayment — delinquent 31-60 days	180	87	60	—	327
Loans in repayment — delinquent 61-90 days	90	37	23	—	150
Loans in repayment — delinquent greater than 90 days	101	60	34	—	195

Total	$6,331	$2,402	$1,825	$9,379	$19,937

Unamortized discount					(570)
Allowance for loan losses					(344)

Total Managed Private Education Loans, net					$19,023

Loans in forbearance as a percentage of loans in repayment and forbearance	12.3%	8.1%	4.4%	—%	9.9%

(1)	Includes all loans in-school/grace/deferment.

The table below stratifies the portfolio of loans in forbearance by the cumulative number of months the borrower has used forbearance as of the dates indicated. As detailed in the table below, 4 percent of loans currently in forbearance have deferred their loan repayment more than 24 months, which is 1 percent higher versus the prior quarter and 4 percent lower versus the year-ago quarter.

	June 30, 2007		March 31, 2007		June 30, 2006
	Forbearance	% of	Forbearance	% of	Forbearance	% of
	Balance	Total	Balance	Total	Balance	Total

Cumulative number of months borrower has used forbearance
Up to 12 months	$1,176	72%	$1,219	74%	$753	72%
13 to 24 months	395	24	374	23	214	20
25 to 36 months	51	3	37	2	57	5
More than 36 months	15	1	11	1	26	3

Total	$1,637	100%	$1,641	100%	$1,050	100%

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

Total on-balance sheet loan net charge-offs

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Private Education Loans	$80	$75	$30	$155	$56
FFELP Stafford and Other Student Loans	5	4	1	9	2
Mortgage and consumer loans	3	2	1	5	2

Total on-balance sheet loan net charge-offs	$88	$81	$32	$169	$60

Total Managed loan net charge-offs

	Quarters ended			Six Months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Private Education Loans	$108	$98	$34	$205	$60
FFELP Stafford and Other Student Loans	9	8	1	17	2
Mortgage and consumer loans	3	2	1	5	2

Total Managed loan net charge-offs	$120	$108	$36	$227	$64

The increase in net charge-offs on FFELP Stafford and Other student loans from the year-ago quarter is the result of the legislative changes which lower the federal guaranty on claims filed after July 1, 2006 to 97 percent from 98 percent (or 99 percent from 100 percent for lenders and servicers with the Exceptional Performer designation). See “Private Education Loans — Allowance for Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.

Student Loan Premiums Paid as a Percentage of Principal

The following table presents student loan premiums paid as a percentage of the principal balance of student loans acquired for the respective periods.

	Quarters ended						Six months ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2007		2007		2006		2007		2006
	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate

Student loan premiums paid:
Sallie Mae brands	$2,298	1.47%	$4,598	1.41%	$1,671	.77%	$6,896	1.43%	$4,975	.59%
Lender partners	3,383	2.96	2,377	2.89	4,225	1.64	5,760	2.93	7,817	1.80

Total Preferred Channel	5,681	2.35	6,975	1.92	5,896	1.39	12,656	2.11	12,792	1.33
Other purchases(1)	1,312	5.01	3,874	5.46	493	4.23	5,186	5.35	668	3.64

Subtotal base purchases	6,993	2.85	10,849	3.18	6,389	1.61	17,842	3.05	13,460	1.45
Consolidations originations	485	3.09	702	2.28	853	3.37	1,187	2.61	1,750	2.66

Total	$7,478	2.87%	$11,551	3.13%	$7,242	1.82%	$19,029	3.03%	$15,210	1.58%

(1)	Primarily includes spot purchases (including Wholesale Consolidation Loans), other commitment clients, and subsidiary acquisitions.

The increase in premiums paid as a percentage of principal balance for “Sallie Mae brands” over the prior year is primarily due to the increase in loans where we pay the origination fee and/or federal guaranty fee on behalf of borrowers, a practice we call zero-fee lending. Premiums paid on “Lender partners” volume were similarly impacted by zero-fee lending. The borrower origination fee will be gradually phased out by the Reconciliation Legislation from 2007 to 2010.

The “Other purchases” category includes the acquisition of Wholesale Consolidation Loans which totaled $911 million at a rate of 5.67 percent and $3.1 billion at a rate of 6.28 percent for the quarters ended June 30, 2007 and March 31, 2007, respectively. At June 30, 2007, and March 31, 2007, Wholesale Consolidation Loans totaled $7.5 billion and $6.7 billion, respectively.

We include in “Consolidation originations” premiums the 50 basis point consolidation origination fee paid on each FFELP Stafford loan that we consolidate, including loans that are already in our portfolio. The consolidation originations premium paid percentage is calculated on only consolidation volume that is incremental to our portfolio. This percentage is largely driven by the mix of FFELP Stafford loans consolidated in this quarter.

Preferred Channel Originations

We originated $3.6 billion in student loan volume through our Preferred Channel in the quarter ended June 30, 2007 versus $8.0 billion in the quarter ended March 31, 2007 and $3.2 billion in the quarter ended June 30, 2006.

For the quarter ended June 30, 2007, our internal lending brands grew 39 percent over the year-ago quarter, and comprised 68 percent of our Preferred Channel Originations, up from 55 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 92 percent of our Preferred Channel Originations for the current quarter, versus 83 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 27 percent over the year-ago quarter.

Our Managed loan acquisitions for the current quarter totaled $8.4 billion, an increase of 6 percent over the year-ago quarter. The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Preferred Channel Originations — Type of Loan
Stafford	$2,125	$4,601	$1,877	$6,725	$6,303
PLUS	204	920	229	1,124	1,231
GradPLUS	89	128	—	217	—

Total FFELP	2,418	5,649	2,106	8,066	7,534
Private Education Loans	1,175	2,362	1,070	3,538	3,255

Total	$3,593	$8,011	$3,176	$11,604	$10,789

	Quarters ended
	June 30,			March 31,			June 30,
	2007			2007			2006
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$1,317	$1,126	$2,443	$2,719	$2,082	$4,801	$900	$857	$1,757
Other lender partners	840	35	875	2,050	208	2,258	700	164	864

Total before JPMorgan Chase	2,157	1,161	3,318	4,769	2,290	7,059	1,600	1,021	2,621
JPMorgan Chase	261	14	275	880	72	952	506	49	555

Total	$2,418	$1,175	$3,593	$5,649	$2,362	$8,011	$2,106	$1,070	$3,176

	Six months ended
	June 30,			June 30,
	2007			2006
	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$4,036	$3,208	$7,244	$2,855	$2,457	$5,312
Other lender partners	2,889	244	3,133	2,724	502	3,226

Total before JPMorgan Chase	6,925	3,452	10,377	5,579	2,959	8,538
JPMorgan Chase	1,141	86	1,227	1,955	296	2,251

Total	$8,066	$3,538	$11,604	$7,534	$3,255	$10,789

Student Loan Activity

The following tables summarize the activity in our on-balance sheet, off-balance sheet and Managed portfolios of FFELP student loans and Private Education Loans and highlight the effects of Consolidation Loan activity on our FFELP portfolios.

	On-Balance Sheet
	Quarter ended June 30, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$28,562	$66,170	$94,732	$9,849	$104,581
Net consolidations:
Incremental consolidations from third parties	—	430	430	55	485
Consolidations to third parties	(673)	(212)	(885)	(8)	(893)

Net consolidations	(673)	218	(455)	47	(408)
Acquisitions	4,976	1,202	6,178	1,435	7,613

Net acquisitions	4,303	1,420	5,723	1,482	7,205

Internal consolidations	(1,166)	1,755	589	120	709
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(196)	(1,236)	(1,432)	(437)	(1,869)

Ending balance	$31,503	$68,109	$99,612	$11,014	$110,626

	Off-Balance Sheet
	Quarter ended June 30, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$13,270	$17,758	$31,028	$14,352	$45,380
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(247)	(56)	(303)	(17)	(320)

Net consolidations	(247)	(56)	(303)	(17)	(320)
Acquisitions	79	49	128	173	301

Net acquisitions	(168)	(7)	(175)	156	(19)

Internal consolidations(2)	(405)	(184)	(589)	(120)	(709)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,335)	(400)	(1,735)	(340)	(2,075)

Ending balance	$11,362	$17,167	$28,529	$14,048	$42,577

	Managed Portfolio
	Quarter ended June 30, 2007
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$41,832	$83,928	$125,760	$24,201	$149,961
Net consolidations:
Incremental consolidations from third parties	—	430	430	55	485
Consolidations to third parties	(920)	(268)	(1,188)	(25)	(1,213)

Net consolidations	(920)	162	(758)	30	(728)
Acquisitions	5,055	1,251	6,306	1,608	7,914

Net acquisitions	4,135	1,413	5,548	1,638	7,186

Internal consolidations(2)	(1,571)	1,571	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,531)	(1,636)	(3,167)	(777)	(3,944)

Ending balance	$42,865	$85,276	$128,141	$25,062	$153,203

Total Managed Acquisitions(3)	$5,055	$1,681	$6,736	$1,663	$8,399

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended March 31, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$24,841	$61,324	$86,165	$9,755	$95,920
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(607)	(233)	(840)	(9)	(849)

Net consolidations	(607)	416	(191)	44	(147)
Acquisitions	5,783	3,494	9,277	2,262	11,539

Net acquisitions	5,176	3,910	9,086	2,306	11,392

Internal consolidations	(975)	1,755	780	149	929
Off-balance sheet securitizations	—	—	—	(1,871)	(1,871)
Repayments/claims/resales/other	(480)	(819)	(1,299)	(490)	(1,789)

Ending balance	$28,562	$66,170	$94,732	$9,849	$104,581

	Off-Balance Sheet
	Quarter ended March 31, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$15,028	$18,311	$33,339	$12,833	$46,172
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(373)	(71)	(444)	(19)	(463)

Net consolidations	(373)	(71)	(444)	(19)	(463)
Acquisitions	95	58	153	125	278

Net acquisitions	(278)	(13)	(291)	106	(185)

Internal consolidations(2)	(466)	(314)	(780)	(149)	(929)
Off-balance sheet securitizations	—	—	—	1,871	1,871
Repayments/claims/resales/other	(1,014)	(226)	(1,240)	(309)	(1,549)

Ending balance	$13,270	$17,758	$31,028	$14,352	$45,380

	Managed Portfolio
	Quarter ended March 31, 2007
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,869	$79,635	$119,504	$22,588	$142,092
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(980)	(304)	(1,284)	(28)	(1,312)

Net consolidations	(980)	345	(635)	25	(610)
Acquisitions	5,878	3,552	9,430	2,387	11,817

Net acquisitions	4,898	3,897	8,795	2,412	11,207

Internal consolidations(2)	(1,441)	1,441	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,494)	(1,045)	(2,539)	(799)	(3,338)

Ending balance	$41,832	$83,928	$125,760	$24,201	$149,961

Total Managed Acquisitions(3)	$5,878	$4,201	$10,079	$2,440	$12,519

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended June 30, 2006
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$18,883	$53,451	$72,334	$9,311	$81,645
Net consolidations:
Incremental consolidations from third parties	—	845	845	8	853
Consolidations to third parties	(386)	(835)	(1,221)	(4)	(1,225)

Net consolidations	(386)	10	(376)	4	(372)
Acquisitions	4,821	426	5,247	1,547	6,794

Net acquisitions	4,435	436	4,871	1,551	6,422

Internal consolidations	(1,588)	3,474	1,886	20	1,906
Off-balance sheet securitizations	—	(2,532)	(2,532)	(3,729)	(6,261)
Repayments/claims/resales/other	(339)	(774)	(1,113)	(320)	(1,433)

Ending balance	$21,391	$54,055	$75,446	$6,833	$82,279

	Off-Balance Sheet
	Quarter ended June 30, 2006
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$23,457	$13,211	$36,668	$8,557	$45,225
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(436)	(278)	(714)	(5)	(719)

Net consolidations	(436)	(278)	(714)	(5)	(719)
Acquisitions	120	60	180	107	287

Net acquisitions	(316)	(218)	(534)	102	(432)

Internal consolidations(2)	(1,711)	(175)	(1,886)	(20)	(1,906)
Off-balance sheet securitizations	—	2,532	2,532	3,729	6,261
Repayments/claims/resales/other	(895)	(210)	(1,105)	(178)	(1,283)

Ending balance	$20,535	$15,140	$35,675	$12,190	$47,865

	Managed Portfolio
	Quarter ended June 30, 2006
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$42,340	$66,662	$109,002	$17,868	$126,870
Net consolidations:
Incremental consolidations from third parties	—	845	845	8	853
Consolidations to third parties	(822)	(1,113)	(1,935)	(9)	(1,944)

Net consolidations	(822)	(268)	(1,090)	(1)	(1,091)
Acquisitions	4,941	486	5,427	1,654	7,081

Net acquisitions	4,119	218	4,337	1,653	5,990

Internal consolidations(2)	(3,299)	3,299	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,234)	(984)	(2,218)	(498)	(2,716)

Ending balance	$41,926	$69,195	$111,121	$19,023	$130,144

Total Managed Acquisitions(3)	$4,941	$1,331	$6,272	$1,662	$7,934

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Six months ended June 30, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$24,841	$61,324	$86,165	$9,755	$95,920
Net consolidations:
Incremental consolidations from third parties	—	1,079	1,079	108	1,187
Consolidations to third parties	(1,280)	(445)	(1,725)	(17)	(1,742)

Net consolidations	(1,280)	634	(646)	91	(555)
Acquisitions	10,759	4,696	15,455	3,697	19,152

Net acquisitions	9,479	5,330	14,809	3,788	18,597

Internal consolidations	(2,141)	3,510	1,369	269	1,638
Off-balance sheet securitizations	—	—	—	(1,871)	(1,871)
Repayments/claims/resales/other	(676)	(2,055)	(2,731)	(927)	(3,658)

Ending balance	$31,503	$68,109	$99,612	$11,014	$110,626

	Off-Balance Sheet
	Six months ended June 30, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$15,028	$18,311	$33,339	$12,833	$46,172
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(620)	(127)	(747)	(36)	(783)

Net consolidations	(620)	(127)	(747)	(36)	(783)
Acquisitions	174	107	281	298	579

Net acquisitions	(446)	(20)	(466)	262	(204)

Internal consolidations(2)	(871)	(498)	(1,369)	(269)	(1,638)
Off-balance sheet securitizations	—	—	—	1,871	1,871
Repayments/claims/resales/other	(2,349)	(626)	(2,975)	(649)	(3,624)

Ending balance	$11,362	$17,167	$28,529	$14,048	$42,577

	Managed Portfolio
	Six months ended June 30, 2007
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,869	$79,635	$119,504	$22,588	$142,092
Net consolidations:
Incremental consolidations from third parties	—	1,079	1,079	108	1,187
Consolidations to third parties	(1,900)	(572)	(2,472)	(53)	(2,525)

Net consolidations	(1,900)	507	(1,393)	55	(1,338)
Acquisitions	10,933	4,803	15,736	3,995	19,731

Net acquisitions	9,033	5,310	14,343	4,050	18,393

Internal consolidations(2)	(3,012)	3,012	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(3,025)	(2,681)	(5,706)	(1,576)	(7,282)

Ending balance	$42,865	$85,276	$128,141	$25,062	$153,203

Total Managed Acquisitions(3)	$10,933	$5,882	$16,815	$4,103	$20,918

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Six months ended June 30, 2006
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$19,988	$54,859	$74,847	$7,757	$82,604
Net consolidations:
Incremental consolidations from third parties	—	1,741	1,741	9	1,750
Consolidations to third parties	(693)	(1,407)	(2,100)	(8)	(2,108)

Net consolidations	(693)	334	(359)	1	(358)
Acquisitions	10,095	701	10,796	3,439	14,235

Net acquisitions	9,402	1,035	10,437	3,440	13,877

Internal consolidations	(2,372)	5,097	2,725	20	2,745
Off-balance sheet securitizations	(5,034)	(5,571)	(10,605)	(3,729)	(14,334)
Repayments/claims/resales/other	(593)	(1,365)	(1,958)	(655)	(2,613)

Ending balance	$21,391	$54,055	$75,446	$6,833	$82,279

	Off-Balance Sheet
	Six months ended June 30, 2006
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$20,670	$10,575	$31,245	$8,680	$39,925
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(864)	(456)	(1,320)	(10)	(1,330)

Net consolidations	(864)	(456)	(1,320)	(10)	(1,330)
Acquisitions	208	118	326	174	500

Net acquisitions	(656)	(338)	(994)	164	(830)

Internal consolidations(2)	(2,452)	(273)	(2,725)	(20)	(2,745)
Off-balance sheet securitizations	5,034	5,571	10,605	3,729	14,334
Repayments/claims/resales/other	(2,061)	(395)	(2,456)	(363)	(2,819)

Ending balance	$20,535	$15,140	$35,675	$12,190	$47,865

	Managed Portfolio
	Six months ended June 30, 2006
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$40,658	$65,434	$106,092	$16,437	$122,529
Net consolidations:
Incremental consolidations from third parties	—	1,741	1,741	9	1,750
Consolidations to third parties	(1,557)	(1,863)	(3,420)	(18)	(3,438)

Net consolidations	(1,557)	(122)	(1,679)	(9)	(1,688)
Acquisitions	10,303	819	11,122	3,613	14,735

Net acquisitions	8,746	697	9,443	3,604	13,047

Internal consolidations(2)	(4,824)	4,824	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(2,654)	(1,760)	(4,414)	(1,018)	(5,432)

Ending balance	$41,926	$69,195	$111,121	$19,023	$130,144

Total Managed Acquisitions(3)	$10,303	$2,560	$12,863	$3,622	$16,485

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

The increase in consolidations to third parties in 2006 reflects FFELP lenders reconsolidating FFELP Consolidation Loans using the Direct Loan program as a pass-through entity, a practice which was restricted by The Higher Education Reconciliation Act of 2005, as of July 1, 2006. The increase also reflects the effect of the repeal of the single-holder rule, which was effective for applications received on or after June 15, 2006. The single-holder rule had previously required that when a lender held all of the FFELP Stafford loans of a particular borrower whose loans were held by a single lender, in most cases that borrower could only obtain a FFELP Consolidation Loan from that lender.

During 2006, Private Education Loan consolidations were introduced as a separate product line. In the first half of 2007, we added $55 million of net incremental volume on a Managed Basis through this new product line. This new incremental volume is of higher credit quality than the volume that consolidated away from us. We expect this product line to continue to grow in the future and we will aggressively employ this and other tools to protect our portfolio against third-party consolidation of our Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Late fees	$32	$35	$26	$67	$51
Gains on sales of mortgages and other loan fees	4	3	4	7	7
Gains on sales of student loans	19	—	2	19	2
Other	4	6	19	11	32

Total other income	$59	$44	$51	$104	$92

In the second quarter of 2007, we sold $770 million of FFELP Stafford and Consolidation student loans, the majority of which were serviced by third parties. The decrease in the “Other” category versus the prior year is due to the shift of origination volume to Sallie Mae Bank. Previously, we earned servicing fees for originated loans on behalf of originating with third party lenders prior to their eventual sale to us. This revenue stream has been more than offset by capturing the earnings spread on the loans earlier.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006, operating expenses for the Lending business segment also include $13 million, $9 million, and $8 million, respectively, of stock option compensation expense and for the six months ended June 30, 2007 and 2006 include $22 million and $18 million, respectively, of stock option compensation expense.

DEBT MANAGEMENT OPERATIONS (“DMO”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our DMO business segment.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Fee income	$80	$87	$90	$166	$182
Collections revenue	77	65	67	143	124

Total other income	157	152	157	309	306
Operating expenses	96	93	85	190	175
Net interest expense	7	7	5	13	11

Income before income taxes and minority interest in net earnings of subsidiaries	54	52	67	106	120
Income taxes	20	19	26	39	44

Income before minority interest in net earnings of subsidiaries	34	33	41	67	76
Minority interest in net earnings of subsidiaries	1	1	1	2	3

“Core Earnings” net income	$33	$32	$40	$65	$73

DMO Revenue by Product

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Purchased paper collections revenue	$77	$65	$67	$143	$124
Contingency:
Student loans	62	68	69	130	139
Other	6	6	9	11	19

Total contingency	68	74	78	141	158
Other	12	13	12	25	24

Total	$157	$152	$157	$309	$306

USA Funds(1)	$39	$44	$46	$83	$92

% of total DMO revenue	25%	29%	29%	27%	30%

(1)	United Student Aid Funds, Inc. (“USA Funds”)

The decrease in contingency fees versus the prior quarter and the year-ago quarter is primarily due to the shift in collection strategy from loan consolidation to rehabilitating student loans. This shift was in response to a legislative change that reduced the rate earned from consolidating loans. To qualify for a rehabilitation, borrowers must make nine consecutive payments. The second quarter of 2007 was also negatively impacted by lower performance in default prevention, which lowered the portfolio management fee. The increase in purchased paper collections revenue primarily reflects the increase in portfolio purchases over the last four quarters.

Purchased Paper — Non-Mortgage

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Face value of purchases for the period	$1,064	$1,076	$461	$2,140	$992
Purchase price for the period	121	102	41	223	75
% of face value purchased	11.4%	9.5%	8.9%	10.4%	7.6%
Gross Cash Collections (“GCC”)	$124	$115	$93	$239	$182
Collections revenue	59	56	54	115	103
% of GCC	48%	48%	58%	48%	56%
Carrying value of purchases	$376	$316	$152	$376	$152

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter. The decrease in collections revenue as a percentage of GCC versus the prior year can primarily be attributed to the increase in new portfolio purchases in the second quarter of 2007. Typically, revenue recognition based on a portfolio’s effective interest rate is a lower percentage of cash collections in the early stages of servicing a portfolio.

Purchased Paper — Mortgage/Properties

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Face value of purchases for the period	$485	$239	$191	$725	$323
Collections revenue	18	10	13	28	21
Collateral value of purchases	442	248	212	690	362
Purchase price for the period	329	196	160	524	273
% of collateral value	74%	79%	76%	76%	76%
Carrying value of purchases	$930	$649	$453	$930	$453

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral, but we also consider a number of factors in pricing mortgage loan portfolios to attain a targeted yield. Therefore, the purchase price as a percentage of collateral value can fluctuate depending on the mix of sub-performing versus non-performing mortgages in the portfolio, the projected timeline to resolution of loans in the portfolio and the level of private mortgage insurance associated with particular assets. The increase in the collateral value of purchases and the carrying value of purchases reflects the increase in the amount of loans purchased in the quarter.

Contingency Inventory

The following table presents the outstanding inventory of receivables that are currently being serviced through our DMO business.

	June 30,	March 31,	June 30,
	2007	2007	2006

Contingency:
Student loans	$8,739	$8,083	$7,174
Other	1,590	1,529	2,594

Total	$10,329	$9,612	$9,768

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Total interest income	$7	$2	$1	$9	$2
Total interest expense	5	5	1	11	3

Net interest income (loss)	2	(3)	—	(2)	(1)
Less: provisions for losses	—	1	—	1	—

Net interest income (loss) after provisions for losses	2	(4)	—	(3)	(1)
Fee income	30	39	33	70	60
Other income	49	52	24	100	55

Total other income	79	91	57	170	115
Operating expenses	104	68	50	172	109

Income (loss) before income taxes	(23)	19	7	(5)	5
Income tax expense (benefit)	(9)	7	2	(2)	2

“Core Earnings” net income (loss)	$(14)	$12	$5	$(3)	$3

Fee and Other Income — Corporate and Other Business Segment

The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Guarantor servicing fees	$30	$39	$33	$70	$60
Loan servicing fees	5	7	7	12	15
Upromise	26	25	—	51	—
Other	18	20	17	37	40

Total fee and other income	$79	$91	$57	$170	$115

The decrease in guarantor servicing fees versus the prior quarter is primarily due to seasonality. The decrease in guarantor servicing fees versus the prior year is due to the cap on the payment of account maintenance fees imposed by ED in the fourth quarter of 2005. We negotiated a settlement with USA Funds in the second quarter of 2006 such that USA Funds was able to cover the previous shortfall caused by the cap on payments from ED to guarantors. This cap was removed by legislation reauthorizing the student loan programs of the Higher Education Act on October 1, 2006.

USA Funds, the nation’s largest guarantee agency, accounted for 86 percent, 87 percent and 85 percent, respectively, of guarantor servicing fees and 17 percent, 16 percent and 37 percent, respectively, of revenues associated with other products and services for the quarters ended June 30, 2007, March 31, 2007, and June 30, 2006.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. Operating expenses in this segment for the quarters ended June 30, 2007 and March 31, 2007, also include $21 million and $21 million, respectively, of expenses related to Upromise, which was acquired in the third quarter of 2006. Also included in the operating expenses for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006, was $6 million, $4 million and $4 million, respectively, of stock option compensation expense, and for the six months ended June 30, 2007 and 2006, included $10 million and $9 million, respectively of stock option compensation expense.

RECENT DEVELOPMENTS

SLM Corporation Board of Directors Chooses New Chief Executive Officer, Tim Fitzpatrick Steps Down as CEO

On May 22, 2007, the Company announced that Thomas J. Fitzpatrick, Chief Executive Officer and Vice Chairman, was leaving the Company effective May 22, 2007. Mr. Fitzpatrick also tendered his resignation from the board of directors, which was accepted effective as of May 22, 2007. On May 22, 2007, the Company also announced that C.E. Andrews, Executive Vice President and Chief Financial Officer, was appointed Chief Executive Officer of the Company effective immediately. The departure of Mr. Fitzpatrick and appointment of Mr. Andrews was reported by the Company in its Current Report on Form 8-K filed on May 22, 2007.

In accordance with the terms of the Merger Agreement, filed with the SEC on the Company’s Current Report on Form 8-K, dated April 18, 2007, the Investor Group provided their written consent to the Company with respect to the termination of Mr. Fitzpatrick and the appointment of Mr. Andrews as Chief Executive Officer and have agreed that such termination and appointment will not be taken into account for purposes of determining whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred.

Merger-Related Developments

On April 16, 2007, the Company announced that the Investor Group signed the Merger Agreement to acquire the Company for approximately $25.3 billion or $60.00 per share of common stock. When the transaction is complete, J.C. Flowers and certain other private equity investors, including Friedman Fleischer & Lowe, will invest approximately $4.4 billion and own 50.2 percent, and Bank of America (NYSE: BAC) and JPMorgan Chase (NYSE: JPM) each will invest approximately $2.2 billion and each will own 24.9 percent. The remainder of the purchase price is anticipated to be funded by debt. The Company’s independent board members unanimously approved the agreement and recommended that its shareholders approve the agreement. (See also “Merger Agreement” filed with the SEC on the Company’s Current Report on Form 8-K, dated April 18, 2007.) Pursuant to the Merger Agreement, the Company will not pay dividends on its common stock prior to the consummation of the proposed transaction.

The Investor Group has stated that it is committed to supporting the Company’s focus on transparency among lenders, schools and students and on corporate responsibility. The Company will be subject to oversight by Congress and ED, and will continue to be subject to all applicable federal and state laws, including the Higher Education Act.

The consummation of the transaction is subject to the termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which was granted on June 18, 2007. On May 31, 2007, the Investor Group filed with the Federal Deposit Insurance Corporation its Interagency Notice of Change in Control with respect to the Sallie Mae Bank.

As announced by the Company on July 11, 2007, the Investor Group informed the Company that it believes that current legislative proposals pending before the U.S. House of Representatives and U.S. Senate could result in a failure of the conditions to the closing of the Merger to be satisfied. The Company strongly disagrees with this position, intends to proceed towards the closing of the merger transaction as rapidly as possible and will take all steps to protect shareholders’ interests.

In connection with the transaction, the Company filed a revised preliminary proxy statement with the SEC on July 11, 2007.

Financing Considerations Related to the Transaction

Following the closing, the Company will continue to have publicly traded debt securities and as a result will continue comprehensive financial reporting about its business, financial condition and results of operations. Bank of America and JPMorgan Chase are committed to provide debt financing for the transaction and to provide additional liquidity to the Company prior to and after the closing date, subject to customary terms and conditions.

A portion of the Company’s existing unsecured debt will remain outstanding, and such outstanding debt will not be equally and ratably secured with the new acquisition-related debt. The acquisition financing will be structured with the intent to accommodate the repayment of any outstanding debt as it matures. The Company expects this transaction to have no material impact on its outstanding asset-backed debt and to remain an active participant in the asset-backed securities market.

On April 16, 2007, after the Company announced the transaction, Moody’s Investor Services, Standard & Poor’s and Fitch Ratings placed the long and short-term ratings on the Company’s senior unsecured debt under review for possible downgrade, and secondary market credit spreads on the Company’s outstanding senior unsecured bonds widened significantly. These factors limited the Company’s access to new sources of senior unsecured funds at borrowing costs comparable to those available before the announcement. On June 1, 2007, Standard & Poor’s downgraded the Company’s senior unsecured debt rating to “BBB+” from “A.” On July 2, 2007, Fitch Ratings downgraded the Company’s long-term issuer default rating (“IDR”) and senior unsecured debt rating to “BBB” from “A+.” In its rating release, Fitch stated that it expects to downgrade our IDR to “BB+” and our senior unsecured debt rating to “BB” as the proposed Merger transaction nears completion. On July 11, 2007, Moody’s stated that it is likely to downgrade the Company’s Corporate family rating to Ba3 and senior unsecured debt rating to “B1” from “A2” upon completion of the transaction.

On April 30, 2007, Bank of America and JPMorgan Chase provided the Company with new aggregate $30 billion asset-backed commercial paper conduit facilities (“Interim ABCP Facility”). Interest expense for the second quarter of 2007 includes $14 million in upfront commitment and ongoing liquidity fees as a result of the Interim ABCP Facility. These facilities terminate the earliest of (1) the Merger closing, (2) the 90-day anniversary of the date of termination of the Merger Agreement or (3) February 15, 2008. This additional liquidity, combined with the Company’s existing liquidity, is anticipated to be sufficient to meet the Company’s cash needs beyond the expected closing date of the announced transaction, even if no additional securities are issued by the Company during that time. The Company anticipates closing a new issuance of the Company’s traditional asset-backed securities on July 19, 2007. Thereafter, the Company anticipates future issuances on a periodic basis.

Accounting Considerations Related to the Transaction

Upon closing, the transaction will be accounted for under purchase accounting, which will be pushed down to the Company. Under purchase accounting, the total cost of the acquisition will be allocated to the Company’s identifiable assets and liabilities based on their respective fair values. Thus, all the assets and liabilities will have a new basis of accounting and therefore previous unamortized premiums, discounts and reserves related to those assets and liabilities will be written-off once the transaction closes. The excess of the purchase price over the estimated fair value of the identifiable assets and liabilities will be recognized as goodwill. Since the Company is the acquired enterprise, expenses incurred in connection with the transaction will be expensed. Transaction fees that are contingent upon the closing will be recognized when the transaction closes. Transaction fees that are not contingent on the closing will be expensed as incurred, and included in operating expense. These expenses totaled $16 million for the second quarter of 2007. Vesting accelerates on all stock-based compensation awards, and as a result, all deferred compensation related to those awards will be expensed upon closing of the transaction.

At June 30, 2007, the Company had $2 billion Contingently Convertible Debentures (“Co-Cos”) outstanding. On June 25, 2007, holders of these securities were notified that the Co-Cos would be called at par on July 25, 2007, as allowed by the terms of the indenture governing the Co-Cos. As a result, the Company classified its $2 billion outstanding Co-Cos as a short-term obligation at June 30, 2007. For the quarter ended June 30, 2007, the impact of the Co-Cos on GAAP diluted earnings per common share was $(.03); there was no impact to the “Core Earnings” diluted earnings per common share.

State Attorney General Investigations

On April 11, 2007, the Company entered into a settlement agreement with the Office of the Attorney General of the State of New York under which we agreed to adopt the New York Attorney General’s Code of Conduct governing student lending and donate $2 million to a national fund devoted to educating college bound students about their loan options. Under the agreement, the Company did not admit, and expressly denied, that our conduct constituted any violation of law. The Code of Conduct, among other things, precludes the Company from providing anything more than nominal value to any employees of an institution of higher education and requires additional disclosures to borrowers and schools under certain circumstances. We cannot predict the effect that adopting the Code of Conduct will have on our future business prospects. Under the settlement agreement, we are required to certify implementation of its terms by August 15, 2007.

Separate from the settlement agreement with the Office of the Attorney General of the State of New York, the attorneys general of the States of Arizona, California, Connecticut, Illinois, Indiana, Louisiana, Missouri, New Jersey, Ohio and Tennessee and the Commonwealth of Massachusetts have served civil investigative demands or requests for documents on the Company seeking information concerning our relationships with schools.

New York State SLATE Act

On May 30, 2007, New York Governor Eliot Spitzer signed the Student Lending Accountability, Transparency and Enforcement Act, which codified the Code of Conduct that we agreed to adopt as part of the settlement agreement with the New York Attorney General described above. The new law prohibits lenders from making gifts to “covered institutions” in New York in exchange for any advantage or consideration related to the lenders’ education loan activities. With very limited exceptions, the new law also prohibits lenders from making any gifts to employees of New York schools. In addition, the law prohibits revenue sharing arrangements between lenders and New York schools and establishes standards for schools using preferred lender lists.

SEC, House and Senate

The SEC is conducting an investigation into trading of SLM stock prior to the public release of the President’s budget on February 5, 2007. We are cooperating with the SEC and have provided the requested information and documents. Before the SEC investigation commenced, U.S. Senator Edward Kennedy, chairman of the Senate Committee on Health, Education, Labor and Pensions, and U.S. Representatives George Miller and Barney Frank, chairmen of the House of Representatives Committee on Education and Labor and Committee on Financial Services, respectively, separately submitted requests for information regarding certain SLM stock sales by SLM’s Chairman of the Board of Directors Albert L. Lord. We have cooperated with the Senate and House Committee counsel to provide the requested information.

The U.S. House of Representatives’ Committee on Education and Labor submitted a request to the Company dated March 28, 2007 seeking information regarding our marketing practices in the student loan business. We are cooperating with committee counsel in order to provide the requested information.

The U.S. Senate Committee on Health, Education, Labor and Pensions submitted requests to the Company dated March 16, March 21, and April 26, 2007, seeking information regarding our marketing practices in the student loan business and our collections practices on delinquent and defaulted FFELP student loans. We are cooperating with committee counsel in order to provide the requested information.

On June 7, 2007, the U.S. House of Representatives Committee on Education and Labor requested information from the Company about the qualifying factors and criteria borrowers and schools must meet to obtain the best loan rates and other borrower benefits. In addition, in a letter to the Company dated June 13, 2007, Senator Christopher J. Dodd, Chairman of the United States Senate Committee on Banking, Housing, and Urban Affairs, requested documents that reflect the Company’s recent private education loan underwriting criteria, including the factors and relative weights assigned to those factors that the Company considers in its underwriting.

Concurrent Resolution on the Budget for 2008

On March 29, 2007, the House of Representatives passed H.Con.Res. 99, its plan for the Fiscal 2008 budget. The House-passed budget resolution included a single reconciliation instruction to the House Education and Labor Committee which would require it to report legislation that would cut entitlement spending in its jurisdiction by $75 million. Although the savings amount is minimal, it was widely reported that the language was included to facilitate passage of student loan reform legislation.

H.R. 2669, the College Cost Reduction Act of 2007

On July 11, 2007, the House of Representatives passed H.R. 2669, the College Cost Reduction Act of 2007. Certain provisions would:

•	Reduce special allowance payments for Stafford and consolidation loans by 0.55 percentage points;

•	Reduce special allowance payments for PLUS loans by 0.85 percentage points;

•	Double lender origination fees on all loan types, from 0.5 percent to 1.0 percent, exempting non-profit and state entities from paying any lender origination fees;

•	Reduce default insurance to 95 percent;

•	Eliminate exceptional performer designation (and the monetary benefit associated with it);

•	Reduce default collections retention by guaranty agencies to 16 percent (from 23 percent); and

•	Restructure the guaranty agency account maintenance fee to base some of the fee on non-delinquent loans.

Senate Reconciliation Bill, the Higher Education Access Act of 2007

The Senate Health, Education, Labor and Pensions Committee reported its reconciliation bill from committee on June 20, 2007. Certain provisions would:

•	Reduce special allowance payments for Stafford and consolidation loans by 0.50 percentage points on for-profit lenders, 0.35 percentage points for non-profit and state lenders;

•	Reduce special allowance payments for PLUS loans by 0.80 percentage points, 0.50 percentage points for non-profit and state lenders;

•	Double lender origination fees on all loan types, from 0.5 percent to 1.0 percent;

•	Maintain default insurance at 97 percent, but eliminating exceptional performer designation;

•	Reduce default collections retention by guaranty agencies to 16 percent (from 23 percent);

•	Change to payment of the guaranty agency account maintenance fee to a unit basis, from the current original principal balance formula; and

•	Require the Department of Education to develop and then implement an auction for participation in the FFELP PLUS loan program, by state.

Higher Education Reauthorization

On July 3, 2007, the President signed into law P.L. 110-44, which provided for another temporary extension of the Higher Education Act until July 31, 2007. Another extension may be required at the end of the month to allow the House and Senate to complete action on HEA reauthorization. On June 20, 2007, the Senate Health, Education, Labor, and Pensions committee reported its version of reauthorization. The House committee has yet to report its version of the bill.

The Senate bill includes provisions that would affect the student loan programs. The Senate bill includes provisions that would regulate gifts, travel, entertainment, and services provided to institutions of higher education by guarantors and lenders. It includes new disclosure requirements on lenders and would prohibit schools from designating preferred lender lists. The Senate bill would allow schools to keep standard lists of lenders but would be required to include any lender on the list that requested inclusion. The bill would also eliminate school-as-lender, effective June 30, 2011.

Student Loan Sunshine Act

On Wednesday, May 9, 2007, the House of Representatives passed H.R. 890, a bipartisan version of the “Student Loan Sunshine Act.” The bill would establish greater disclosure requirements on schools and lenders for both FFELP loans and Private Education Loans. The legislation would require higher education institutions to establish “codes of conduct” that would include prohibition on many areas that have been cited as creating conflicts of interest. Areas specified by the legislation include gifts, consulting or other fees paid by lenders to financial aid officers and other school officials, fees or other material benefits, including profit or revenue sharing to institutions or their staff, staffing assistance, opportunity loans, and advisory councils. The legislation would require that schools include at least three unaffiliated lenders on any Preferred Lender List and disclose the rationale for recommending such lenders.

Department of Education — Notice of Proposed Rulemaking

On June 12, 2007, ED published in the Federal Register a Notice of Proposed Rulemaking. The proposed rules set forth in the Federal Register are subject to a 60-day comment period that ends on August 13, 2007. Among the provisions of the proposed rules are the following:

•	Prohibited Inducements — incorporates with certain modifications and expansions the existing regulations and guidance on prohibited inducements and activities for lenders and guarantors, and strengthens ED’s authority to enforce the rules.

•	Preferred Lender Lists — if a school maintains a preferred lender list, the regulations would require the school to have at least 3 unaffiliated lenders on that list. Lenders are considered affiliated if (i) they are under the ownership or control of the same entity; (ii) they are wholly or partly owned subsidiaries of the same parent; (iii) the directors of one of the lenders constitute a majority of the persons holding similar positions with the other lender; or (iv) one of the lenders if making loans on its own behalf and is also holding loans as a trustee lender for another entity.

•	Eligible Lender Trustees — amends the “lender” definition to prohibit a lender from entering into a new eligible lender trustee relationship with a school or a school-affiliated organization after September 30, 2006.